UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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DYNAVAX TECHNOLOGIES CORPORATION

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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DYNAVAX TECHNOLOGIES CORPORATION

2929 Seventh Street, Suite 100

Berkeley, California 94710

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

June 1, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Dynavax Technologies Corporation, a Delaware corporation, or the Company. The meeting will be held on June 1, 2011 at 9:00 a.m. Pacific Time, at the Company’s executive offices at 2929 Seventh Street, Suite 100, Berkeley, California 94710 for the following purposes:

1.	To elect our nominees for Class II directors to hold office until the 2014 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.	To ratify the selection by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011.

5.	To conduct any other business properly brought before the meeting or any adjournment(s) thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2011 Annual Meeting is April 4, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 1, 2011 at 2929 Seventh Street, Suite 100, Berkeley, California 94710.

The proxy statement and annual report to stockholders

are available at http://www.dynavax.com/2011proxy.htm.

By Order of the Board of Directors

/s/ Michael S. Ostrach
Michael S. Ostrach
Secretary

Berkeley, California

May 2, 2011

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

DYNAVAX TECHNOLOGIES CORPORATION

2929 Seventh Street, Suite 100

Berkeley, California 94710

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

June 1, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors, or Board, of Dynavax Technologies Corporation, or the Company or Dynavax, is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 2, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 4, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 116,013,519 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 4, 2011 your shares were registered directly in your name with the Company’s transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 4, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of Class II directors;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission, or the SEC, rules;

•	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers; and

•	Ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with her or his best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. Directions to the Annual Meeting location are available at http://www.dynavax.com/contact_berk.htm.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote using the telephone, simply follow the instructions on the enclosed proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card by mail. You may vote by telephone until 11:59 p.m., Eastern Daylight Time, May 31, 2011.

•

To vote using the internet, simply follow the instructions on the enclosed proxy card. If you vote by using the internet, do not return your proxy card by mail. You may vote by using the internet until 11:59 p.m., Eastern Daylight Time, May 31, 2011.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Dynavax. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 4, 2011.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of nominees for director, “For” the advisory approval of executive compensation, “For” three years as the preferred frequency of advisory votes to approve executive compensation and “For” the appointment of the independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Dynavax, Attention: Secretary, at 2929 Seventh Street, Suite 100, Berkeley, California 94710.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your proxy card with the most recent date is the one that will be counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 3, 2012, to Michael S. Ostrach, Esq., Corporate Secretary. However, if our 2012 Annual Meeting of Stockholders is not held between May 2, 2012 and July 1, 2012, then the deadline will be a reasonable time before we begin to print and send our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by April 2, 2012 and no earlier than March 3, 2012. However, if our 2012 Annual Meeting of Stockholders is not held between May 2, 2012 and July 1, 2012, then you must submit your proposal not less than 60 days nor more than 90 days prior to the time we send our proxy materials.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For” and “Withhold”; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

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For the election of directors, the nominees receiving the most “For” votes from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

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Proposal No. 2, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

For Proposal No. 3, the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be considered the frequency preferred by the stockholder. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•

To be approved, Proposal No. 4, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2011, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 116,013,519 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K within four business days following the voting. If we are unable to obtain final results in that time, we will announce the preliminary results and subsequently file a second current report on Form 8-K with the final results.

What proxy materials are available on the internet?

The 2011 proxy statement and 2010 Annual Report on Form 10-K are available at http://www.dynavax.com/2011proxy.htm.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are Dynavax stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker. Direct your written request to Corporate Secretary, Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, California 94710, (510) 858-5100. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

PROPOSAL 1

ELECTIONS OF DIRECTORS

Our Board is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

Our Board presently has ten members. There are three directors in the class whose term of office expires in 2011. Dr. Plotkin is currently a director of the Company who was previously elected by the stockholders. Dr. Kisner currently serves as a Class II director and was appointed by our Board in July 2010 in accordance with the terms of that certain Corporate Governance Agreement, dated December 30, 2009, by and between us and Symphony Dynamo Holdings LLC, or the Corporate Governance Agreement. Dr. Martin also currently serves as a Class II director and was appointed to the Board in July 2010 in connection with his promotion to President. If each nominee is elected at the Annual Meeting, each of these nominees would serve until the 2014 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting of the stockholders. There were no directors in attendance at our 2010 Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information as of March 15, 2011, for the nominees and each person whose term as a director will continue after the Annual Meeting.

Name	Age	Position
Arnold L. Oronsky, Ph.D.	71	Chairperson of the Board
Francis R. Cano, Ph.D.	66	Director
Dennis Carson, M.D.	64	Director
Dino Dina, M.D.	64	Chief Executive Officer and Director
Denise M. Gilbert, Ph.D.	53	Director
Mark Kessel	69	Director
Daniel Kisner, M.D.	64	Director
J. Tyler Martin, M.D.	51	President and Director
Peggy V. Phillips	57	Director
Stanley A. Plotkin, M.D.	78	Director

CLASS II DIRECTOR NOMINEES

Daniel Kisner, M.D.

Dr. Kisner was appointed to our Board in mid-2010. He most recently served as a partner at Aberdare Ventures and prior to that as President and CEO of Caliper Technologies, leading its evolution from a start-up focused on microfluidic lab-on-chip technology to a publicly traded, commercial organization. Prior to Caliper, he was the President and Chief Operating Officer of Isis Pharmaceuticals, Inc. Previously, Dr. Kisner was Division Vice President of Pharmaceutical Development for Abbott Laboratories and Vice President of Clinical Research and Development at SmithKline Beckman Pharmaceuticals. In addition, he held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology. Dr. Kisner serves as Chairman of the Board for Tekmira Pharmaceuticals, and he sits on the boards of several private companies. Our Board believes that Dr. Kisner’s background with larger, complex technology-based organizations as well as his significant experience with corporate transactions, including investing in venture-backed life science companies provides the Board with insights for setting strategy and reviewing the operations of the Company. He holds a B.A. from Rutgers University and an M.D. from Georgetown University. Dr. Kisner was appointed as a director pursuant to the certain Corporate Governance Agreement. See “Transactions with Related Persons” for a description of this agreement.

J. Tyler Martin, M.D.

Dr. Martin joined Dynavax in February 2009 as Chief Medical Officer and was appointed as the Company’s President and to our Board in July 2010. Dr. Martin has nearly 20 years of drug development experience. From 2007 to 2008, Dr. Martin was President of Humabs Llc. Previously, Dr. Martin worked at Chiron Corporation, a biopharmaceutical company, as the Vice President, Development from 2004 until 2006 and the Director, Clinical Research from 1994 until 1997. In his seven years at Chiron, Dr. Martin led the team responsible for the development of the novel vaccine adjuvant MF59, the first vaccine adjuvant licensed by regulatory agencies since alum, and approved as FLUAD influenza vaccine in Europe. He has also held senior development and research positions at Sangamo, Inc., Valentis, Inc. and SyStemix/GTI. The Board believes that Dr. Martin’s extensive clinical research experience in vaccine development and approval provides the Board with first-hand experience as its lead vaccine candidate completes Phase 3 clinical studies. Dr. Martin received a B.S. in Chemistry and an M.D. from the University of Nebraska. He completed his fellowship in pediatric infectious diseases and molecular microbiology at Washington University in St. Louis, Missouri.

Stanley A. Plotkin, M.D.

Dr. Plotkin was appointed to our Board in August 2005. Dr. Plotkin is Emeritus Professor of the University of Pennsylvania and Executive Advisor to Sanofi Pasteur. Until 1991, he was Professor of Pediatrics and Microbiology at the University of Pennsylvania and Professor of Virology at the Wistar Institute, and at the same time, Director of Infectious Diseases and Senior Physician at the Children’s Hospital of Philadelphia. In 1991, Dr. Plotkin left the University to join the vaccine manufacturer Pasteur-Mérieux-Connaught (today, Sanofi Pasteur), where for seven years he was Medical and Scientific Director, based at Marnes-la-Coquette, outside Paris. The Board believes that Dr. Plotkin’s significant experience in development and manufacturing of vaccines provides significant insights for the strategy of the Company with respect to key technical and operational issues in vaccine development. Dr. Plotkin’s career included internship at Cleveland Metropolitan General Hospital, residency in pediatrics at the Children’s Hospital of Philadelphia and the Hospital for Sick Children in London and three years in the Epidemic Intelligence Service of the Centers for Disease Control of the U.S. Public Health Service. He has been chairman of the Infectious Diseases Committee and the AIDS Task Force of the American Academy of Pediatrics, liaison member of the Advisory Committee on Immunization Practices and Chairman of the Microbiology and Infectious Diseases Research Committee of the National Institutes of Health.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2012 ANNUAL MEETING

Arnold L. Oronsky, Ph.D.

Dr. Oronsky has been a member of our Board since November 1996 and became Chairman in February 2006. Dr. Oronsky is a managing director with InterWest Partners, a venture capital firm. Prior to joining InterWest Partners in 1994, Dr. Oronsky was Vice President of Discovery Research for the Lederle Laboratories division of American Cyanamid, a pharmaceutical company. From 1973 until 1976, Dr. Oronsky was head of the inflammation, allergy and immunology research program at Ciba-Geigy Pharmaceutical Company. Dr. Oronsky also serves as a senior lecturer in the Department of Medicine at The Johns Hopkins Medical School. Dr. Oronsky has won numerous grants and awards and has published over 125 scientific articles. Dr. Oronsky served on the board of directors of Anesiva, Inc. from 2005 to 2010. Anesiva filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of California in January 2010. The Board believes that Dr. Oronsky’s significant experience in growing and developing life sciences companies, particularly in the immunology area, provides significant leadership and insights for the Board in defining the strategy of the Company. He received his Ph.D. from Columbia University, College of Physicians and Surgeons and his A.B. from New York University.

Francis R. Cano, Ph.D.

Dr. Cano was appointed to our Board in November 2009. Dr. Cano is President and Founder of Cano Biotech Corp., a consulting firm focusing on the vaccine business and also serves on the boards of Biomerica, Inc. and Arbor Vita Corporation. From 1993 to 1996, Dr. Cano was President and Chief Operating Officer for Aviron, which was later acquired by MedImmune in 2001. As a Co-Founder of Aviron, he completed two rounds of venture financing, a licensing agreement with SmithKline Biologicals and in-licensed Flu-Mist influenza vaccine from the National Institutes of Health. For 21 years, Dr. Cano worked with the Lederle Laboratories Division of American Cyanamid, most recently as Vice President and General Manager of the Biologicals unit. The Board believes that Dr. Cano’s experience as a founder of and advisor to established vaccine businesses provides significant insights for the strategy of the Company with respect to key technical and operational issues in vaccine development. He earned a Ph.D. in Microbiology from Pennsylvania State University, served as a Research Associate at Rutgers Institute of Microbiology, and holds a M.S. in Microbiology and a B.S. in Biology from St. John’s University.

Peggy V. Phillips

Ms. Phillips was appointed to our Board in August 2006. Ms. Phillips currently also serves on the boards of directors of Portola Pharmaceuticals and she served on the board of Western Wireless from 2004 until the acquisition by Alltel in mid-2005. From 1996 until 2002, she served on the board of directors of Immunex Corporation and from 1999 she served as the Chief Operating Officer until the company was acquired by Amgen in 2002. During her career at Immunex, she held positions of increasing responsibility in research, development, manufacturing, sales and marketing. As senior vice president for pharmaceutical development and general manager for Enbrel®, she was responsible for clinical development and regulatory affairs as well as the launch, sales and marketing of the product. Prior to joining Immunex, Ms. Phillips worked at Miles Laboratories. The Board believes that Ms. Phillips provides significant experience in development and commercialization of biotechnology products. Her background and experience with larger, complex organizations provides significant operational and strategic insights in assessing the strategy of the Company. Ms. Phillips holds a BS and a MS in microbiology from the University of Idaho.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2013 ANNUAL MEETING

Dennis Carson, M.D.

Dr. Carson has been a member of our Board since December 1997. Dr. Carson is a noted researcher in the fields of autoimmune and immunodeficiency diseases and is co-discoverer with Dr. Eyal Raz of the immunostimulatory sequences (ISS) that form the basis of our technology. He has played key roles in the founding of Vical, Inc., a gene therapy company, IDEC Pharmaceuticals, a biopharmaceutical company, and Triangle Pharmaceuticals. Dr. Carson is a director of Biomerica, Inc., a developer and manufacturer of diagnostic products. Dr. Carson is director of the Rebecca and John Moores Cancer Center at the University of California, San Diego and has been a professor in the Department of Medicine at the University of California, San Diego since 1990. The Board believes that Dr. Carson’s significant experience in research and development provides important insights for the strategy of the Company, particularly with regard to scientific opportunities for development by our Company. He is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, and the Institute of Medicine, as well as the American Association for Cancer Research, the American Society for Clinical Investigation, the American Society of Hematology and the Association of American Physicians. He received his M.D. from Columbia University and his B.A. from Haverford College. Dr. Carson completed his residency in internal medicine and a postdoctoral fellowship at the University of California San Diego.

Dino Dina, M.D.

Dr. Dina has been a member of our Board since May 1997 and our Chief Executive Officer since May 1998. From May 1997 to June 2010, Dr. Dina was also our president. From 1982 until he joined us in 1997, Dr. Dina was an employee of Chiron. At Chiron, Dr. Dina held a series of positions with increasing responsibility. He ultimately served as president of Chiron Vaccines (formerly Biocine Company), which he directed from its inception in 1987. Under Dr. Dina’s direction, Chiron Vaccines received the first-ever approval of an adjuvanted influenza vaccine in Italy, successfully completed development of the first genetically engineered pertussis vaccine and conducted clinical trials for vaccines to prevent HIV, herpes simplex type II, cytomegalovirus and hepatitis B infections. The virology group he directed was responsible for several key scientific findings, including the discovery, cloning and sequencing of the hepatitis C virus, and the cloning and sequencing of the viral genomes for HIV and hepatitis A viruses. The Board believes that Dr. Dina’s extensive involvement with the founding and development of the Company provides experience invaluable to understanding the science of the Company, and his scientific and commercial experience, particularly in vaccines, provides both the scientific and strategic leadership that are essential for the future success of our Company. Prior to joining Chiron, Dr. Dina was employed at Albert Einstein College of Medicine in Bronx, New York, as an assistant professor of genetics from 1977 to 1982. He received his M.D. from the University of Genoa Medical School in Italy.

Denise M. Gilbert, Ph.D.

Dr. Gilbert was appointed to our Board in March 2004. From 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation), and from 1993 to 1995, she was Chief Financial Officer and Executive Vice President of Affymax. From 1986 through 1993, Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham and Vice President and biotechnology analyst at Montgomery Securities. The Board believes that Dr. Gilbert’s unique background in finance and support of growing life sciences companies provides particularly important strategic insights for the Board in setting strategy and reviewing the operations of the Company. Dr. Gilbert is also the Chairperson of the Audit Committee and the Audit Committee financial expert. Dr. Gilbert serves on the board of Cytokinetics, Inc., a public biopharmaceutical company, and KaloBios Pharmaceuticals, Inc., a private company. Dr. Gilbert holds a B.S. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

Mark Kessel

Mr. Kessel was appointed to our Board in December 2009. Mr. Kessel is a Partner of Symphony Capital LLC, co-founded Symphony in 2002 and is widely recognized as a leader in structuring product development investments for the biopharmaceutical industry. Mr. Kessel is a director of OXiGENE, Inc., a Symphony portfolio company. In addition, Mr. Kessel is a director of the Global Alliance for TB Drug Development and Foundation Sante´. Mr. Kessel was a director of Agenus Inc. (formerly Antigenics Inc.), a biotechnology company, from 2003 to 2006. Mr. Kessel was formerly the Managing Partner of Shearman & Sterling LLP, with day-to-day operating responsibility for this large international law firm. Mr. Kessel is the designee of Symphony Capital Partners LLC on the Board. The Board believes that Mr. Kessel’s significant experience with capital raising and complex structured finance products provides the Board with significant experience and insights for strategic decisions by the Company. He received a B.A. with honors in Economics from the City College of New York and a J.D. magna cum laude from Syracuse University College of Law. Mr. Kessel has written on financing for the biotech industry for Nature Reviews Drug Discovery, Nature Biotechnology and other publications, and on issues related to governance and audit committees for such publications as The Wall Street Journal, Financial Times, The Deal and Euromoney.

There are no family relationships among any of our executive officers and directors.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, our stockholders are now entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of the our named executive officers as disclosed in our proxy statements. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of three years.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders once every THREE years.

The Board believes that a triennial advisory vote on the compensation of our named executive officers is appropriate, in light of our goal to tie our pay programs to the long-term performance of our Company. We believe this long-term focus is particularly appropriate given the time required to develop, seek approval and commercialize a product in our industry and the impact of forces external to our business on our results. Holding a “Say on Pay” vote every three years would permit our stockholders to fully assess the effectiveness of our pay programs in incentivizing our executives to perform with the long-term interests of our stockholders in mind. Moreover, a vote every three years would give management and the Compensation Committee more time to understand a stockholder vote, engage in dialogue with stockholders and respond to the results with meaningful changes to our compensation plans. In addition, holding a vote every three years would not require as significant an effort and cost for the Company which has limited personnel and financial resources. If the stockholders adopt the Board’s recommendation, we would hold the next “Say on Pay” vote at our 2014 annual meeting.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on the proposal. While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the stockholders.

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “THREE YEARS” ON PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board, or Audit Committee, has selected and the Board has approved Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Ernst & Young has audited our financial statements since 2001. Representatives of Ernst & Young are expected to be present at the 2011 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of Ernst & Young, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

AUDIT FEES

In connection with the audit of its 2010 financial statements, we entered into an engagement agreement with Ernst & Young LLP, or Ernst & Young, which sets forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2010 and 2009 by Ernst & Young, our principal auditors. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2010	2009
Audit Fees(1)	$958,910	$821,500
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,995	2,000

Total Fees	$960,905	$823,500

(1)

Audit fees include fees for the audit of our consolidated financial statements and interim reviews of our quarterly financial statements, including compliance with the provisions of section 404 of the Sarbanes-Oxley Act as well as fees related to registration statements, consents and other services related to SEC matters. In 2010, audit fees included fees related to comfort letters and consents issued in connection with equity offerings and an equity distribution agreement. In 2009, audit fees included comfort letter fees associated with an equity distribution agreement and the acquisition of Symphony Dynamo, Inc.

(2)	All other fees represent subscription fees for an online accounting research tool and related database.

PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young. Under the policy the Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual express case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

The Audit Committee has determined that services rendered by Ernst & Young LLP are compatible with maintaining the principal auditors’ independence.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 15, 2011:

Name	Age	Position
Dino Dina, M.D.(1)	64	Chief Executive Officer and Director
Jennifer Lew	38	Vice President, Finance and Principal Accounting Officer
J. Tyler Martin, M.D.(2)	51	President and Director
Robert L. Coffman, Ph.D.	64	Vice President and Chief Scientific Officer
Zbigniew Janowicz, Ph.D.	60	Chief Executive Officer and Managing Director of Rhein Biotech GmbH (Dynavax Europe)
Michael S. Ostrach	59	Vice President, Chief Business Officer and General Counsel
Stephen F. Tuck, Ph.D.	49	Vice President, Global Technical Operations

(1)	Please see “Class I Directors Continuing In Office Until The 2013 Annual Meeting” in this proxy statement for more information about Dr. Dina.

(2)	Please see “Class II Director Nominees” in this proxy statement for more information about Dr. Martin.

JENNIFER LEW

Ms. Lew joined Dynavax in December 2004 and is the Company’s Vice President, Finance and Principal Accounting Officer. Ms. Lew most recently served as Senior Director and Corporate Controller for Dynavax. Prior to joining the Company, Ms. Lew was with QRS Corporation, an e-commerce provider for the retail industry, as Assistant Controller from 2002 until 2004 and Director of Finance from 2000 until 2002. From 1994 to 1999, Ms. Lew worked for Ernst & Young LLP, most recently as Manager. She earned a B.A. in Economics/Accounting and Government from Claremont McKenna College and is a Certified Public Accountant.

ROBERT L. COFFMAN, PH.D.

Dr. Coffman has been our Vice President and Chief Scientific Officer since December 2000. Dr. Coffman joined Dynavax from the DNAX Research Institute where he had been since 1981, most recently as Distinguished Research Fellow. Prior to that, he was a postdoctoral fellow at Stanford University Medical School. Dr. Coffman has made fundamental discoveries about the regulation of immune responses in allergic and infectious diseases. He shared the William S. Coley Award for Research in Immunology for discovery of the Th1 and Th2 subsets of T lymphocytes, the two major types of T cells that control most immune responses. Dr. Coffman received his Ph.D. from the University of California, San Diego and his AB from Indiana University. In 2006, Dr. Coffman was elected to the National Academy of Sciences.

ZBIGNIEW JANOWICZ, PH.D.

Dr. Janowicz joined Dynavax in April 2006 when Dynavax acquired Rhein Biotech GmbH, or Dynavax Europe. In July 2006, Dr. Janowicz was appointed Chief Executive Officer of Dynavax Europe. Dr. Janowicz holds a Ph.D. in Biochemistry. He was one of the co-founders of Rhein Biotech GmbH in 1985 and laid the foundation for the development and commercialization of the Hansenula polymorpha technology platform used in the production of vaccine antigens and other proteins. He also led the successful development of the hepatitis B franchise of the Rhein Biotech GmbH group. From 1996 until 1999, Dr. Janowicz served as R&D Director in the tissue repair business of Curative Technologies. He rejoined Rhein Biotech GmbH in 1999 where he held the position of R&D Director for the Rhein Biotech Group.

MICHAEL S. OSTRACH

Mr. Ostrach joined Dynavax in October 2006 as Vice President, Chief Business Officer and General Counsel. From 2005 to 2006, he was Chief Operating Officer, Chief Financial Officer and General Counsel at

Threshold Pharmaceuticals. From 1997 to 2004, Mr. Ostrach was at Kosan Biosciences, most recently as President and Chief Operating Officer. Mr. Ostrach began his corporate career at Cetus Corporation, where he served in several capacities between 1981 and 1991, initially as general counsel and finally as Senior Vice President of corporate affairs and General Counsel. Following the acquisition of Cetus by Chiron Corporation in 1991, Mr. Ostrach became President of Chiron Technologies. He holds a B.A. from Brown University and a JD from Stanford Law School.

STEPHEN F. TUCK, PH.D.

Dr. Tuck joined Dynavax in November 2010 as Vice President, Global Technical Operations. Prior to joining Dynavax, Dr. Tuck was an independent consultant to biotechnology and pharmaceutical clients from 2007 to 2010, which included Dynavax. From 1997 until 2007, Dr. Tuck was an employee of Dynavax and held a series of positions with increasing responsibility and ultimately served as our Vice President of Biopharmaceutical Development. Prior to joining Dynavax in 1997, Dr. Tuck was employed by Chiron Corporation, where he served in various capacities in the Technical Affairs and Process Development departments. At Chiron, Dr. Tuck was involved in the development of Fluad®, a novel adjuvanted influenza vaccine, various subunit vaccines, adjuvants and protein therapeutics. Prior to joining Chiron, Dr. Tuck was a post-doctoral fellow at Johns Hopkins University School of Medicine and the University of California, San Francisco. He has over 20 years of experience in pharmaceutical chemistry. Dr. Tuck received his Ph.D. and B.Sc. from Imperial College, University of London.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in the Compensation Discussion and Analysis and in the subsequent tables as our named executive officers:

•	Dino Dina, M.D., Chief Executive Officer and Director;

•	Jennifer Lew, Vice President, Finance and Principal Accounting Officer;

•	J. Tyler Martin, M.D., President and Director;

•	Robert L. Coffman, Ph.D., Vice President and Chief Scientific Officer; and

•	Stephen F. Tuck, Ph.D., Vice President, Global Technical Operations.

Executive Summary

Dynavax, a clinical-stage biopharmaceutical company, is focused on discovering and developing novel products to prevent and treat infectious and inflammatory diseases. Our lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. To achieve our corporate mission, we rely on our employees. We encourage teamwork and collaboration among our employees and we demand accountability and strong results. Accordingly, we have sought to design our executive compensation program to provide a compensation package that focuses employees on corporate and individual performance, that is internally fair and consistent, that attracts, retains and motivates key employees, and that is consistent with the interests of our stockholders.

We have been working to increase the focus of our executive compensation on pay for performance, although we were limited in our ability to grant equity-based compensation in 2010 due to the limited share reserve in our prior 2004 Stock Incentive Plan. For 2010, performance-based compensation (all elements other than base salary) represented approximately 52% of the target total direct compensation for our chief executive officer, and an average of approximately 59% of the target total direct compensation for our other named executive officers.

We believe our executive compensation program has assisted us in achieving outstanding results in 2010, both on an absolute level and as compared with our peers. In 2010, we concluded two successful follow-on offerings for shares of our common stock that resulted in $83 million in net proceeds, allowing us to end the year with $72.2 million in cash, cash equivalents and marketable securities, as compared to $36.7 million at the end of 2009. This capital raising represented 1/3rd of the corporate goals for our 2010 annual cash incentive plan. Our executive team also accomplished several critical milestones related to HEPLISAV development including completion of enrollment of two studies and preparations of our Dusseldorf manufacturing facility. These HEPLISAV goals also represented 1/3rd of the corporate goals for our 2010 annual cash incentive plan. Our stock price, and therefore our stockholders’ return, rose dramatically in 2010, as evidenced by a one-year total stockholder return (“TSR”) of 125.35%, compared to an industry median TSR of 12.23%.

The highlights of our 2010 executive compensation program include:

•

We introduced performance vesting criteria into some of our 2010 option grants and restricted stock unit grants to our named executive officers, such that these grants will only be eligible for vesting if we achieve certain long-term corporate milestones related to our HEPLISAV program. This structure motivates our executives to achieve our critical strategic business goals while at the same time encourages our executives to focus on creating meaningful stock price appreciation that is sustained over multiple years.

•	We did not provide our executive officers (including our CEO) with any tax reimbursement rights or supplemental deferred compensation/retirement benefits.

•	We maintain a “no-hedging” policy in our insider trading policy that prohibits our directors and executive officers from hedging the economic interest in the Company shares they hold.

•

We adopted a new equity incentive plan in late 2010 which was adopted by our stockholders in January 2011. This new 2011 Equity Incentive Plan replaces our prior plans and reflects best practices in equity compensation, including an express prohibition on repricings or exchanges of underwater stock options and the absence of both the “evergreen” feature and the automatic single and double trigger vesting provisions that were in our prior 2004 Stock Incentive Plan.

Compensation Objectives, Elements and Process

Objectives.    Our executive compensation program is designed to:

•	Attract and retain talented executive officers;

•	Align the interests of executives and our stockholders;

•	Motivate our executives to achieve our business plans and strategic objectives over the short and long-term; and

•	Create a team-oriented workplace that promotes innovation, high quality scientific and technical accomplishments and calculated risk-taking to achieve our objectives.

Mix of Key Compensation Elements.    To achieve these objectives, our executive compensation program provides a mix of compensation elements, including base salary, annual cash-based incentive awards, equity compensation, broad-based employee benefits and severance/change of control benefits. We do not use a strict weighting system between compensation elements for each executive officer, but instead consider the total compensation necessary to motivate and retain these individuals with a mix that places greater weight on performance-based components, including annual cash incentive compensation and equity compensation. We believe that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for near term results, while equity incentives motivate executives to increase stockholder value in the longer term. In determining the mix between cash and equity, for 2010, the total cash compensation opportunity (base salary and annual cash incentive compensation) was generally weighted more heavily than the total equity compensation opportunity due to the limitations we faced in the number of shares available to be used for equity awards in 2010.

Role of our Compensation Committee.    Our Compensation Committee has the primary responsibility for setting our executive officer compensation each year. In particular, our Compensation Committee is tasked with:

•	Setting the compensation levels for each of our executive officers;

•	Reviewing and approving the corporate goals and objectives relevant to executive officer compensation and evaluating their performance at year end in light of such goals and objectives;

•	Reviewing and making recommendations to the Board with respect to the adoption of incentive compensation plans and equity-based plans;

•	Administering the Company’s incentive compensation plans and equity-based plans;

•	Approving the terms of employment agreements, severance agreements, and change of control agreements and provisions for the executive officers; and

•	Approving any other compensation elements for our executive officers.

As part of its deliberations, in any given year, the Compensation Committee may review and consider materials such as company financial reports and projections, historical achievement of company-wide operational and financial objectives, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and the recommendations of our chief executive officer, human resources department and the advice of the Compensation Committee’s independent compensation consultant.

Role of the Compensation Committee’s Independent Compensation Consultant.    In making its decisions, the Compensation Committee may from time to time obtain advice from an independent compensation consultant engaged directly by the Compensation Committee. In August 2010, the Compensation Committee retained Arnosti Consulting (“Arnosti”) as its independent compensation consultant, meeting regularly with Arnosti, both with and without management present depending upon the topic being discussed.

In general, Arnosti assisted the Compensation Committee in evaluating the efficacy of our compensation strategy and practices in achieving our compensation objectives, including achieving our long-term strategic goals, in anticipation of establishing compensation levels for 2011. Specifically, in the second half of 2010, Arnosti provided the Compensation Committee with the following services:

•	Reviewed and provided recommendations for updating our peer group for use in reviewing executive compensation for purposes of setting 2011 compensation;

•

Reviewed and provided analysis of existing compensation levels and practices for our executive officers in comparison to those of our peer group companies and a broader group of life science companies that are reflected in Radford survey data (described below);

•	Provided recommendations to improve our cash- and equity-based compensation governance practices, including offering benchmarking and tools for developing a compensation strategy;

•	Updated the Compensation Committee on emerging trends/best practices in the area of executive and Board compensation;

•	Conducted a review of compensation for our Board, and provided recommendations to the Compensation Committee and the Board regarding Board pay structure; and

•	Reviewed the Compensation Discussion and Analysis for inclusion in our proxy statement.

Arnosti took direction from the Compensation Committee Chair and interacted with management, including our finance, legal and human resources departments, as well as our CEO and our President, to obtain financial data and information about the organization and employee performance, as well as compensation data that management gathered, based on parameters established by the Compensation Committee.

The Company pays the cost for Arnosti’s services. However, the Compensation Committee retains the sole authority to direct, terminate or continue Arnosti’s services. In addition to the services listed above, at the request of the Compensation Committee, Arnosti assisted the Compensation Committee in evaluating the Company’s general equity compensation program, including the proposed share reserve for the 2011 Equity Incentive Plan and the projected equity compensation needs for the entire company. Arnosti also provided supplemental peer company data and recommendations for the design of the 2011 Equity Incentive Plan and the determination of equity-based compensation for non-executive employees as requested by management. The total cost of Arnosti’s services did not exceed $45,000 for 2010. The Compensation Committee determined that the provision of non-executive services paid to Arnosti did not compromise the independence of Arnosti’s services in respect of executive compensation.

Role of our Management.    For executives other than our President and our Chief Executive Officer, the Compensation Committee solicits and considers the recommendations of the President and the Chief Executive Officer, including their review of the officer’s performance and contributions in the prior year and their recommendations for the potential compensation levels that should be set for the other executive officers. In the case of each of the President and the Chief Executive Officer, the Chairman of the Board solicits and considers the evaluations and recommendations submitted by other members of the Board. The Chairman then reviews and assesses the performance of the President and the Chief Executive Officer. This assessment is reported to, and discussed with, the Compensation Committee. The Board remains solely responsible for making the final decisions on compensation for our executive officers, including our President and our CEO. No executive officer participates directly in approving the amount of any component of his or her own compensation package.

Factors Considered in Establishing Compensation.    In any given year, our Compensation Committee may consider one or more of the following factors in determining the amount and form of each of the key elements of our compensation program:

•	The compensation levels paid to similarly situated executives at our Peer Companies and at a broader group of life science companies reflected in national survey data;

•

The belief that the total compensation opportunity should increase as the level of responsibility rises – for example, because our CEO and our President have greater responsibilities covering the operations of our entire company, each of their total compensation opportunities are significantly greater than our other executive officers;

•

Internal pay equity – compensation levels should be set within a relatively narrow band for comparably situated executives after considering the executive officer’s responsibilities, the scope of their position and the complexity of the department or function they manage, relative to their internal peers;

•	Historical and anticipated future corporate and individual performance, including the need to motivate executives to address particular business challenges that are unique to any given year;

•	Our President’s and our CEO’s recommendations, because of their direct knowledge of the role played by each executive;

•	The recommendations of the independent compensation consultant;

•

A review of the executive officer’s existing compensation as set forth in tally sheets that include: (i) current and proposed base salary, (ii) current and proposed target annual cash incentive compensation, (iii) existing outstanding equity awards, including number of shares and potential value realizable, and (iv) compensation levels paid to executives in similar positions at our peer group companies and in broader surveys (as described in more detail below), without necessarily benchmarking to a specific percentile for any specific element, as we believe this helps us in determining the amount of compensation that is needed to attract, retain and motivate our executives while still maintaining a responsible cost structure;

•	Budget constraints for salary, bonus and equity adjustments;

•	The desired mix of compensation elements, including the amount of compensation that will be earned based on corporate or individual performance;

•	The potential dilutive effect of our equity compensation practices on our stockholders;

•	Broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in light of unanticipated consequences of the macroeconomic environment on our business;

•	The experiences and individual knowledge of the members of our Board of Directors regarding executive compensation programs generally and at other companies; and

•

Individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or foregoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

The relative weight, if any, given to each of the factors above varies with each individual executive officer and with respect to each element of compensation at the sole discretion of the Compensation Committee.

Use of Peer Data.    As mentioned above, the Compensation Committee reviews market practices for compensating our executives using data for similarly situated executives to evaluate the three major components of our compensation program – base salary, annual cash incentive compensation, and equity awards. For 2010 decisions regarding cash-based compensation, our human resources department provided the Compensation Committee with data for similarly situated executives at the broader set of companies that participated in the Radford Life Sciences Survey (“Radford”), rather than just for the Peer Companies (defined below), because the number of our Peer Companies who responded to the survey was deemed to be too low. For 2010 compensation decisions regarding equity-based compensation, our human resources department provided data on equity awards granted to similarly situated executives at our Peer Companies, with the data obtained from Equilar Data Services, Inc. (“Equilar”), as Equilar provided the necessary level of detail (as compared to Radford) desired by the Compensation Committee to make its decisions. For 2010, the Compensation Committee considered base salary, annual incentive compensation and target total cash compensation for our executive officers at the 50th, 60th, and 70th percentiles of the Radford data. For equity compensation, the Compensation Committee considered grant size and ownership levels at the 50th percentile for our Peer Companies.

The Compensation Committee, however, does not set compensation components to meet specific benchmarks. Rather, the Compensation Committee reviews peer data as a reference point in determining whether the target total cash compensation opportunity and the target total equity compensation opportunity are likely to provide sufficient motivation and retention as well as whether the amount properly reflects the executive’s role and scope of responsibilities. The Compensation Committee chooses the actual amount of each element of compensation and the total compensation opportunity of each executive officer based in part on this peer data and in part on the factors discussed above under “Factors Considered in Establishing Compensation”, with the factors that were material for 2010 described below under the discussion of each specific element of compensation.

For compensation decisions in 2010, our Compensation Committee chose not to change our list of Peer Companies (set forth below) from 2009, as it felt the 2009 list remained an appropriate reference group. This list was originally chosen for 2009 because these companies had an established business within the biotechnology/pharmaceutical industry, were at a stage of product development similar to Dynavax, and were of similar size to Dynavax as measured by number of employees, revenue and market capitalizations.

Affymax, Inc.	DepoMed, Inc.	Rigel Pharmaceuticals, Inc.	Theravance, Inc.
Alexza Pharmaceuticals, Inc.	Durect Corporation	Sangamo Biosciences, Inc.	Xenoport, Inc.
Cytokinetics, Inc.	Medivation, Inc.	Supergen, Inc.

In the second half of 2010, in preparation for 2011 decisions, our human resources and finance departments worked with Arnosti to recommend changes to the peer group list. Arnosti recommended, and the Compensation Committee approved without any modification, the following list of Peer Companies:

Affymax Inc.	Alexza Pharmaceuticals Inc.	Arena Pharmaceuticals Inc.	Biocryst Pharmaceuticals Inc.
Cytokinetics Inc.	Depomed Inc.	Durect Corp	Geron Corp
Novavax Inc.	Onyx Pharmaceuticals Inc.	Opko Health, Inc.	Pharmasset Inc.
Questcor Pharmaceuticals Inc.	Rigel Pharmaceuticals Inc.	Sangamo Biosciences Inc.	Sciclone Pharmaceuticals Inc.
Stemcells Inc.	Supergen Inc.	Synta Pharmaceuticals Corp	Targacept Inc.
Theravance Inc.	Trubion Pharmaceuticals, Inc.	Vical Inc.	Xenoport Inc.

The Compensation Committee believes that this list represents the companies with which we feel we generally compete for executive talent. These Peer Companies have an established business within the biotechnology/pharmaceutical industry, are in a stage of product development similar to Dynavax, and are of similar size to Dynavax as measured by number of employees, revenue and market capitalizations. Specifically, these Peer Companies had 60-360 full time employees, revenue ranging from approximately $300,000 to $250 million and market capitalizations ranging from $90 million to $1.6 billion as of December 31, 2009.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2010

Our 2010 executive compensation program consists of three principal components: base salary; annual cash-based incentive awards; and equity-based awards. In addition, we provide broad-based employee benefits to our named executive officers and severance and change in control benefits.

Base Salary.    We provide base salary as a fixed source of compensation for our named executives, allowing them a degree of certainty in the face of having a majority of their compensation “at risk” in the form of annual cash incentive bonuses and stock-based incentive compensation. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain our named executive officers.

Our Compensation Committee generally reviews base salaries in the first quarter of every year. In early 2010, the Compensation Committee considered the base salary, target cash incentive compensation and target total cash compensation at the 50th, 60th and 75th percentiles using the Radford data. The Compensation Committee also took into consideration the Company’s 2010 salary increase budget of 3% for all employees, its need to raise capital as a material corporate goal for 2010, and the desire of the Compensation Committee to have a significant portion of the target total cash opportunity subject to achievement of performance goals (including raising capital). In addition, as further described above under the heading “Factors Considered in Establishing Compensation,” the Compensation Committee considered each officer’s current responsibilities, the importance of their role to the Company’s needs for the coming year, and whether the officer had performed at a satisfactory level for 2009. Based on its subjective assessment of all of these factors, the Compensation Committee set base salaries for the executives, other than Dr. Tuck (who was not then an employee) as set forth in the table below.

In July 2010, Dr. Martin was promoted to his current role as President. In connection with this promotion, his base salary was increased to $375,000, a 13% increase, which is below the 50th percentile of the Radford data for base salaries for individuals in the role of President. The Compensation Committee felt this increase was appropriate in light of the material increase in his duties and responsibilities, but also took into account the Company’s compensation budget and the need for internal pay equity.

In the fall of 2010, in setting Dr. Tuck’s salary as part of his new hire compensation, the Compensation Committee considered the base salary, target cash incentive compensation and target total cash compensation at the 50th, 60th and 75th percentiles using Radford data in comparison to his existing monthly cash consulting fee of $45,345 in his role as a consultant to the Company in the area of technical operations. The Compensation Committee also considered Dr. Tuck’s prior experience, the desire to maintain internal pay equity, and most importantly, his responsibility for the overall global technical operations and manufacturing functions of the Company. Given these factors, the Compensation Committee set his initial base salary at $325,000.

The named executives’ base salaries for 2009 and 2010, and the relative position of the 2010 base salaries against market data were as follows:

Name	2009 Base Salary		2010 Base Salary	% Change	Market Position for 2010 Base Salary (percentile)
Dino Dina, M.D.	$408,000		$408,000	0%	<50th
Jennifer Lew	$210,000		$214,200	2%	<50th
J. Tyler Martin, M.D. (pre-promotion)	$315,000		$330,750	5%	<50th
J. Tyler Martin, M.D. (post-promotion)			$375,000		<50th
Robert L. Coffman, Ph.D.	$305,000		$320,250	5%	60th – 75th
Stephen F. Tuck, Ph.D.	$544,148	(1)	$325,000	(40%)	60th – 75th

(1)	Average monthly consulting fee for 2010, through the date of his conversion to an employee, on an annualized basis

Annual Cash-Based Incentive Awards.    We have structured our annual cash incentive compensation program to align our executives’ pay with our overall financial and strategic performance and to provide a reward based on the executives’ achievement of, or contributions to, specifically identified corporate and individual performance objectives. Our Compensation Committee recognizes the important role that annual cash incentive compensation plays in attracting, motivating and retaining our executives.

As in prior years, in early 2010, our Compensation Committee reviewed the target bonus amounts for the named executives expressed as a percentage of base salary. The Compensation Committee conducted its review in connection with establishing base salary levels, and therefore considered base salary, target cash incentive compensation and target total cash compensation at the 50th, 60th and 75th percentiles using the Radford data and the desire to have a significant portion of the target total cash opportunity subject to achievement of performance goals. In addition, as further described above under the heading “Factors Considered in Establishing Compensation,” the Compensation Committee also considered each officer’s current responsibilities, the importance of their role to the Company’s needs for the coming year, and whether the officer had performed at a satisfactory level for 2009. Based on its subjective assessment of all of these factors, the Compensation Committee set target bonuses for the executives, other than Dr. Tuck (who was not then an employee) as set forth in the table below.

In July 2010, Dr. Martin was promoted to his current role as President. In connection with this promotion, his target bonus opportunity for the balance of the year was increased from 50% to 55%, which is approximately the 50th percentile of the Radford data for target incentive compensation for individuals in the role of President. The Compensation Committee felt this increase was appropriate in light of the material increase in his duties and responsibilities and internal pay equity. Dr. Martin’s target bonus opportunity for the period in 2010 prior to his promotion remained at the rate of 50%.

As described above under “Base Salary”, in the fall of 2010, in setting Dr. Tuck’s target bonus opportunity as part of his new hire compensation, the Compensation Committee considered the base salary, target cash incentive compensation and target total cash compensation at the 50th, 60th and 75th percentiles using Radford data in comparison to his existing monthly cash consulting fee in his role as a consultant to the Company in the area of technical operations. The Compensation Committee also considered the importance of Dr. Tuck’s role to the Company’s needs for the coming year and wished to maintain internal pay equity with other executives possessing comparable levels of responsibility. Given these factors, the Compensation Committee set his initial target bonus opportunity at 50%. However, due to his hiring late in the year, Dr. Tuck was ineligible to earn an annual incentive bonus under the 2010 annual incentive compensation plan.

The named executives’ 2010 target bonuses and relative position of the bonuses and total target compensation against market data were as follows:

Name	2010 Base Salary	Target Bonus %	Target Bonus	Market Position for Target Bonus % (percentile)		Market Position for Target Total Cash Compensation (percentile)
Dino Dina, M.D.	$408,000	60%	$244,800	>75	th	50th – 60th
Jennifer Lew	$214,200	40%	$85,680	75	th	<50th
J. Tyler Martin, M.D. (pre-promotion)	$330,750	50%	$165,375	>75	th	60th – 75th
J. Tyler Martin, M.D. (post-promotion)	$375,000	55%	$206,250	50	th	<50th
Robert L. Coffman, Ph.D.	$320,250	50%	$160,125	>75	th	60th – 75th
Stephen F. Tuck, Ph.D.	$325,000	50%	$162,500	75	th	60th – 75th

In addition to establishing the target bonus amounts, the Compensation Committee approved the terms of the executive annual cash bonus plan. Under the plan, executives could earn a bonus based on the achievement of corporate and individual goals, with the weighting of corporate and individual goals determined for each executive as follows:

Name	Allocation of Target Bonus to Corporate Goals	Allocation of Target Bonus to Individual Goals
Dino Dina, M.D.	100%	0%
Jennifer Lew	100%	0%
J. Tyler Martin, M.D. (pre-promotion)	40%	60%
J. Tyler Martin, M.D. (post-promotion)	100%	0%
Robert L. Coffman, Ph.D.	40%	60%
Stephen F. Tuck, Ph.D.	40%	60%

The Compensation Committee believed this allocation best reflected the importance of the role of each executive officer to the achievement of the corporate goals chosen for 2010 or individual goals (if any) established for the executive. In 2010, the corporate goals, which were evenly weighted, and the actual achievement for 2010, were as follows:

Corporate Goals	Achievement
• Ensuring sufficient capital to maintain a going concern at year end 2010	100%
• Achieving critical HEPLISAV development goals relative to BLA submission timeline	100%
• Entering into a strategic alliance by year end 2010 with respect to one of the Company’s programs in order to support capital requirements	40%
Corporate Result Factor	80%

In 2010, we concluded two successful follow-on offerings for shares of our common stock that resulted in $83 million in net proceeds, allowing us to end the year with $72.2 million in cash, cash equivalents and marketable securities, as compared to $36.7 million at the end of 2009. This capital raising represented achievement of 100% of our first corporate goal. Our executive team also accomplished several critical milestones related to HEPLISAV development including completion of enrollment of two studies and preparations of our Dusseldorf manufacturing facility. These HEPLISAV accomplishments represented achievement of 100% of our second corporate goal. Finally, our executive team identified certain companies whose product profiles and market outlook would be suitable for a strategic alliance and we made progress with potential collaboration arrangements, although we did not enter into such arrangement prior to year end 2010. These activities represented the achievement of 40% of our third corporate goal.

With regard to the individual component for Drs. Coffman and Martin (prior to his promotion), the Compensation Committee, based in part on the recommendation of the CEO, decided that Dr. Martin’s goals would include completion of the enrollment for two HEPLISAV studies (weighted 75%) and initiation of the clinical development program for the Universal Flu program (weighted 25%). For Dr. Coffman, the Compensation Committee decided to determine his individual performance based on the totality of his achievements at the end of the year. At the end of 2010, the Compensation Committee, with input from the CEO, reviewed the performance of each of these executive officers in light of the goals and the achievements for the year, and determined that Dr. Martin had achieved 100% of his individual performance goals, and that Dr. Coffman would be credited with 100% in respect of individual performance, because through the Company’s contract with the NIAID and other governmental grants, Dr. Coffman was successful in obtaining or maintaining funding for several research programs.

As a result of these determinations regarding corporate and individual performance, the Compensation Committee recommended at the Board approved the actual bonus payouts listed below, calculated strictly based on the weightings and achievements, and without the exercise of discretion:

Name	2010 Target Bonus	2010 Actual Bonus
Dino Dina, M.D.	$244,800	$195,840
Jennifer Lew	$85,680	$68,544
J. Tyler Martin, M.D. (pre-promotion)	$94,677	$87,103
J. Tyler Martin, M.D. (post-promotion)	$88,172	$70,538
Robert L. Coffman, Ph.D.	$160,125	$147,315
Stephen F. Tuck, Ph.D.(1)	—	—

(1)	Dr. Tuck was not eligible for a 2010 annual cash-based incentive award

Equity-Based Awards.    The Compensation Committee believes that properly structured equity compensation programs align the long-term interests of our stockholders and our employees by creating a strong, direct link between employee compensation and stock price appreciation. The Compensation Committee believes that if our officers own shares of our common stock with values that are significant to them, they will have additional incentive to act to maximize long-term stockholder value.

We have historically granted stock options to our named executive officers. These options have an exercise price equal to the fair market value of our common stock on the date of grant, and generally vest based on continued service over a four-year period. As a result of this structure, options provide a return to the executive only if the executive remains employed by us, and then only if the market price of our common stock appreciates, over the period in which the option vests. We do not grant stock options at a discount to fair market value or engage in underwater stock option repricings or exchanges. We do not grant options with so-called “reload” features and we do not loan funds to executive officers to enable them to exercise options.

In 2008, we began granting a combination of stock options and restricted stock units (RSUs) to certain of our key employees, including our named executive officers, as the Compensation Committee determined that our peer group of companies was increasingly granting full value awards such as RSUs, and therefore RSUs could be part of a competitive compensation package to attract and retain highly qualified executives. In addition, because RSUs have what may be perceived as a greater value (as opposed to options) as they do not have an exercise price and they are not subject to becoming “underwater”, the Compensation Committee could award fewer RSUs than it would grant shares under a stock option award. As a result, given our limited stock plan share reserve in 2008, the Compensation Committee believed that the grant of RSUs would help preserve the share reserve and limit dilution to stockholders.

In determining the aggregate size of equity grants in any given year, the Compensation Committee may consider one or more of the factors described above under “Factors Considered in Establishing Compensation.” In 2010, primarily due to the limited number of shares available for future grants under the Company’s 2004 Stock Incentive Plan, the Compensation Committee created an option award pool of 400,000 shares from the available stock plan reserve to be allocated to the named executives. In making grants from this pool to executive officers, the Compensation Committee considered each executive’s total options outstanding as of the end of 2009, the potential amount that could be realized at different hypothetical stock prices under those awards, the executive’s percentage of ownership of the Company, and Peer Company data from Equilar regarding ownership levels of similarly situated executives. The Equilar data showed the average equity ownership for a chief executive officer within a range of 3% to 5% of total common stock outstanding, and for the remaining named executive officers, the average equity ownership of up to 1% of total common stock outstanding. Due to the limited share pool, the Compensation Committee considered the data, and generally made grants at a level that would result in ownership at approximately 25%-50% of the average ownership levels. To further motivate the executives to achieve long-term goals for the HEPLISAV program, the stock options granted to the executive officers from the pool would vest only based on the Company’s timely achievement of milestones related to HEPLISAV (as well as to the executive’s continued service).

In July 2010, in connection with Dr. Martin’s promotion to President, the Compensation Committee made an additional grant to him of 517,244 stock options, which, when taken with all awards previously held by him, resulted in the target aggregate equity ownership of 1% of the Company’s total common stock outstanding. The Compensation Committee felt this increase was appropriate in light of the material increase in his duties and responsibilities, after consultation from Arnosti that this percentage ownership was competitive, and in light of internal pay equity given his role as President.

In the fall of 2010, in making the initial equity award to Dr. Tuck, the Compensation Committee considered the critical nature of his role to the success of the HEPLISAV program. In addition, as part of the negotiations to induce him to become a full time employee, Dr. Tuck requested and the Compensation Committee determined it was necessary to provide Dr. Tuck with an appropriate mix of time-based and performance-based options and RSUs. Given these considerations, the Compensation Committee made the grants to him set forth below, determining the size of the awards and the mix of awards based in large part on internal pay equity. Dr. Tuck’s initial option grant had two components – 125,000 shares would vest based solely on continued service over four years, consistent with our new hire granting practice. The remaining 50,000 shares would vest based on the HEPLISAV performance criteria that applied to the other executive officers. The RSU award, consistent with the size of the restricted stock units that had been granted to other officers in 2008, would vest solely based on his achievement of performance goals related to the manufacture of HEPLISAV.

Name	2010 Option Award	2010 RSU Award	Grant Date Aggregate % Ownership
Dino Dina, M.D.	150,000	—	2.7%
Jennifer Lew	50,000	—	0.3%
J. Tyler Martin, M.D. (pre-promotion)	50,000	—	0.6%
J. Tyler Martin, M.D. (post-promotion)	517,244	—	1.0%
Robert L. Coffman, Ph.D.	100,000	—	0.9%
Stephen F. Tuck, Ph.D.	175,000	75,000	0.4%

Severance and Change of Control Benefits.    The employment of each of our named executive officers is “at will”. However, each of the named executive officers has entered into an executive severance rights agreement with the company. These agreements have substantially similar material terms, providing cash severance, accelerated vesting of equity-based compensation, extended option exercise periods and continuation of benefits coverage in connection with an involuntary termination of employment, with increased benefits if such termination is related to a “change in control” of the company. These arrangements also provide for accelerated vesting of equity awards in connection with a change in control and regardless of continued service.

The terms of the employment agreements with our named executive officers are discussed more fully in the section below under the heading “Summary Of Change In Control And Involuntary Termination Arrangements”.

In late 2010, the Compensation Committee revisited the terms of these arrangements as part of the promotion of Dr. Martin and the transition of certain duties from Dr. Dina to Dr. Martin. The amounts, terms and conditions of these severance rights reflect the negotiations between our Chief Executive Officer and the Company, the benefits provided by our Peer Companies to similarly situated executives, as well as our desire for internal pay equity among our executive officers. The Compensation Committee believes that the severance benefits and accelerated vesting offered to our named executive officers serve to minimize the distractions to our executive team and helps our named executive officers maintain a balanced perspective in making overall business decisions during periods of uncertainty. We believe that these existing arrangements are consistent with market practices and are critical to attracting and retaining high quality executives. The Compensation Committee is aware of current investor sentiment regarding single trigger vesting as well as the provision of severance benefits upon a voluntary termination within a short period of time following a change in control. However, these existing rights date back to contracts entered into prior to our initial public offering. The Compensation Committee determined that it was in the best interests of the stockholders to retain the services of Dr. Dina and Dr. Martin at this critical time in the Company’s development, and these benefits were critical to achieve that retention goal. With regard to the agreements for the other executives, the amendments made in 2010 to these agreements were primarily to address an immediate concern regarding compliance of these documents with the requirements of Section 409 of the Internal Revenue Code and not to materially enhance or reduce the benefits. Considering these factors and the Compensation Committee’s determination of the need to retain these employees at a critical time in the Company’s development, the Compensation Committee chose to retain the original level of benefits. The Compensation Committee will continue to monitor our investors’ preferences with respect to these agreements and will take those believes into consideration as it makes compensation decisions in the future.

Broad Based Employee Benefits, Limited Perquisites, Signing Bonuses.    In order to attract and retain qualified executive officers and other employees, we must offer a competitive package of retirement, health, and welfare programs. We maintain medical, vision, dental and accidental death and disability insurance as well as paid time off and paid holidays for all of our employees. Our executive officers are eligible to participate in these programs along with and on the same basis as our other employees. Like all of our full-time employees, our executive officers are eligible to participate in our 401(k) plan. We believe that these benefits are consistent with the practices of our Peer Companies, and therefore are a necessary element of compensation in attracting and retaining employees.

In addition to the benefits listed above, the Compensation Committee provides, from time to time, limited perquisites to our key employees. In considering potential perquisites, the Compensation Committee reviews the cost to the Company of such benefits as compared to the perceived value we receive. In 2010, the Company continued to provide to employees at and above the level of Vice President supplemental medical insurance benefits through Exec-U-Care. The Company believes that ensuring that our executives are in good health is in the best interests of our stockholders, and the Exec-U-Care benefit comes at a low cost to the Company.

We do not sponsor any defined benefit pension plan or supplemental employee retirement plans or arrangements for any of our employees.

As part of our negotiations with Dr. Tuck in connection with Dr. Tuck’s conversion from a consultant to a full time employee, the Company agreed to provide him with a $50,000 signing bonus. The Compensation Committee believed that it was necessary to pay Dr. Tuck the signing bonus as an inducement to him to forego his existing compensation opportunities as a consultant and to devote his full time and attention to the Company, in light of the importance of his potential contributions toward the achievement of our corporate goals for 2010, 2011 and thereafter.

Equity Compensation Policies.    Our policy is to generally make new-hire and annual equity grants as follows:

•

Beginning in 2011, management will request Compensation Committee approval of guidelines and a new hire option pool. New hire awards for vice president level employees will be approved by the Compensation Committee. Awards may have a vesting schedule that is time-based and/or performance-based for management new hires; and

•

Beginning in 2012, during the first quarter, management will request Compensation Committee approval for a pool of annual awards to be granted to then-current employees based on the assessment of individual and corporate performance by the Compensation Committee and management. The Compensation Committee and the Board of Directors shall make the final determination of annual awards to named executive officers.

The exercise price of the stock options is not less than the closing price of our common stock on the NASDAQ Capital Market on the grant date of the stock option. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

We encourage our executive officers to hold a significant equity interest in our Company, but we have not set specific ownership guidelines.

We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction by a public company for compensation paid to its chief executive officer and certain other named executive officers during any single year to $1 million per individual, unless certain requirements are met which qualify that compensation as performance-based under these tax rules. Our Compensation Committee considers the impact of this deduction limitation rule in establishing and implementing compensation policies and practices. The Compensation Committee may grant compensation that qualifies as performance-based compensation when it determines that it is in the best interest of the Company. However, we have not established a policy whereby all compensation paid to our named executive officers must be fully deductible. Rather, the deductibility of such compensation is one of the factors considered in establishing and implementing our executive compensation programs, along with the need to design compensation programs that appropriately motivate our senior management and our goal to attract and retain key executives by remaining competitive in our pay practices.

Under the 2004 Stock Incentive Plan and 2011 Equity Incentive Plan, stock options and performance-based stock awards may be granted in a manner that satisfies the deductibility requirements of Section 162(m). However, in 2010, the Compensation Committee deemed it desirable to retain adequate flexibility in designing compensation programs that motivate executives to achieve extraordinary results. This flexibility is often not available in quantitative plans required for qualification of compensation as performance-based compensation under Section 162(m). Therefore, the 2010 annual cash-based incentive awards have not been structured to qualify as performance-based compensation under the Section 162(m) rules and so compensation payable thereunder may not be fully deductible by us in all circumstances.

Accounting Considerations.    The company accounts for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is accrued. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Compensation Recovery Policy.    We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the Securities and Exchange Commission adopts final regulations on the subject.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management contained in this proxy statement. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ms. Peggy V. Phillips

Dr. Francis Cano

Dr. Daniel Kisner

COMPENSATORY RISK ANALYSIS DISCUSSION

Our Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing Company-wide and individual financial, operational and other performance targets, and the nature of our key performance metrics.

EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
1997 Equity Incentive Plan	745,706	$2.85	—
2004 Stock Incentive Plan	5,044,081	$3.38	299,642
Equity compensation plans not approved by security holders:
2010 Employment Inducement Award Plan	1,078,250	$1.61	346,750

Total	6,868,037	$3.05	646,392

In order to induce qualified individuals to join our Company, our Board of Directors adopted the 2010 Employment Inducement Award Plan, or the 2010 Inducement Plan, effective January 8, 2010, which provides for the issuance of up to 1,500,000 shares of Dynavax common stock to new employees of Dynavax. Stockholder approval of the 2010 Inducement Plan was not required under Nasdaq Marketplace Rule 5635(c)(4). The 2010 Inducement Plan has a term of 10 years, and provides for the granting of stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards. Exercisability, option price and other terms are determined by the plan administrator, but the option price cannot be less than 100% of fair market value of those shares on the date of grant. Stock options granted under the 2010 Inducement Plan generally vest over a period of four years, with the exception of performance based awards which will vest upon achievement of certain performance conditions.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2010, 2009, and 2008, compensation awarded to or paid to, or earned by, the Company’s named executive officers during the fiscal year ended December 31, 2010.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Dino Dina, M.D. Chief Executive Officer and Director	2010	$408,000	$—		$—	$214,140	$195,840	$16,843	$834,823
	2009	$408,000	$—		$—	$96,180	$244,800	$1,660	$750,640
	2008	$408,000	$—		$117,900	$359,120	$146,880	$2,538	$1,034,438

Jennifer Lew(5)	2010	$214,200	$—		$—	$71,380	$68,544	$1,644	$355,768
Vice President, Finance	2009	$200,625	$—		$—	$12,023	$68,063	$130	$280,841

J. Tyler Martin, M.D.(6)	2010	$383,000	$—		$—	$874,763	$157,641	$13,808	$1,429,212
President and Director

Robert L. Coffman, Ph.D.	2010	$321,829	$—		$—	$142,760	$147,315	$5,454	$617,358
Vice President and Chief Scientific Officer	2009	$305,000	$—		$—	$36,068	$152,500	$3,947	$497,515
	2008	$281,112	$—		$78,600	$233,925	$118,067	$3,511	$715,215

Stephen F. Tuck, Ph.D.(7)	2010	$51,875	$50,000	(8)	$148,500	$311,535	$—	$544,148	$1,056,058
Vice President, Global Technical Operations

(1)

Represents the aggregate grant date fair value of stock awards granted in the fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718. See note 13 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 11, 2011 for a discussion of assumptions we made in determining the compensation costs included in this column. With regard to stock awards with performance-based vesting, the grant date fair value assumes the probable outcome of related performance conditions. The grant date fair value for stock awards with performance-based vesting, assuming the highest level of achievement had been met, is as follows:

Name	2010 ($)	2009 ($)	2008 ($)
Dino Dina, M.D.	$—	$—	$—
Jennifer Lew	$—	$—	$—
J. Tyler Martin, M.D.	$—	$—	$—
Robert L. Coffman, Ph.D.	$—	$—	$—
Stephen F. Tuck, Ph.D.	$148,500	$—	$—

(2)

Represents the aggregate grant date fair value of option awards granted in the fiscal year in accordance with FASB ASC Topic 718. See note 13 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 11, 2011 for a discussion of assumptions we made in determining the compensation costs included in this column. With regard to option awards with performance-based vesting, the grant date fair value assumes the probable outcome of related performance conditions. The grant date fair value for option awards with performance-based vesting, assuming the highest level of achievement had been met, is as follows:

Name	2010 ($)	2009 ($)	2008 ($)
Dino Dina, M.D.	$214,140	$—	$—
Jennifer Lew	$71,380	$—	$—
J. Tyler Martin, M.D.	$71,380	$—	$—
Robert L. Coffman, Ph.D.	$142,760	$—	$—
Stephen F. Tuck, Ph.D.	$89,010	$—	$—

(3)

With the exception of Dr. Tuck, the non-equity incentive plan compensation represents payments pursuant to an approved incentive plan earned for the fiscal year reported, although amounts were paid in the subsequent fiscal year.

(4)

Represents the total amount paid by the Company during the fiscal year for medical claims under the Exec-U-Care program. Additionally, Dr. Dina received $14,638 for the cost of legal services he incurred in negotiating his amended Management Continuity Agreement with the Company, and Dr. Tuck was a consultant for Dynavax prior to joining the Company in November 2010 and received payments of $544,148 related to services provided as a consultant.

(5)	Ms. Lew became Vice President, Finance as of August 16, 2009.

(6)	Dr. Martin was promoted to President in July 2010.

(7)	Dr. Tuck became Vice President, Global Technical Operations as of November 3, 2010.

(8)	Represents Dr. Tuck’s sign-on bonus.

GRANTS OF PLAN-BASED AWARDS

The following table shows certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(5)(6) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dino Dina, M.D.		—	244,800	—	—	—	—	—	—	—	—
	2/19/2010	—	—	—	75,000	150,000	—	—	—	1.58	214,140
Jennifer Lew		—	85,680	—	—	—	—	—	—	—	—
	2/19/2010	—	—	—	25,000	50,000	—	—	—	1.58	71,380
J. Tyler Martin, M.D.		—	182,849	—	—	—	—	—	—	—	—
	2/19/2010	—	—	—	25,000	50,000	—	—	—	1.58	71,380
	8/25/2010	—	—	—	—	—	—	—	517,244	1.72	803,383
Robert L. Coffman, Ph.D.		—	160,125	—	—	—	—	—	—	—	—
	2/19/2010	—	—	—	50,000	100,000	—	—	—	1.58	142,760
Stephen F. Tuck, Ph.D.	11/12/2010	—	—	—	—	75,000	—		—		148,500
	11/12/2010	—	—	—	—	—	—	—	125,000	1.98	222,525
	11/12/2010	—	—	—	25,000	50,000	—	—	—	1.98	89,010

(1)

Represents the target cash incentive compensation in fiscal year 2010 that could be earned based on performance in fiscal year 2010 pursuant to our 2010 Cash Incentive Program. Actual cash incentive awards earned in fiscal year 2010 by the named executive officers are shown in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table.” Accordingly, the amounts set forth in this column do not represent additional compensation earned by the NEOs for the year ended December 31, 2010.

(2)

Represents the target equity awards granted under our 2004 Plan in fiscal year 2010, which vest 100% upon the achievement of a performance objective, if such objective is achieved within a specified timeframe. If the target performance objective is not met, 50% of the equity awards may vest if a threshold level of performance is achieved.

(3)	This column represents awards of RSUs granted under our 2004 Plan.

(4)	This column represents awards of stock options granted under our 2004 Plan.

(5)

Represents the aggregate grant date fair value of stock and option awards granted in the fiscal year in accordance with FASB ASC Topic 718. See note 13 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 11, 2011 for a discussion of assumptions we made in determining the compensation costs included in this column.

(6)

The grant date fair value included in this column for performance-based awards is based on the probable outcome of the performance conditions associated with these grants determined as of the grant date, excluding the effect of estimated forfeitures. See footnote 1 to the “Summary Compensation Table” for more information regarding the grant date fair value for these awards at the maximum payout levels.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The material terms of the named executive officers’ annual compensation and the explanations of the amounts of base salary, annual cash-based incentives, and equity-based awards in proportion to total compensation are described under “Compensation Discussion and Analysis” in this proxy statement. Our severance and change in control benefits are described under “Summary of Change in Control and Involuntary Termination Arrangements” in this proxy statement.

As discussed in greater detail in “Compensation Discussion and Analysis,” the fiscal year 2010 cash incentive amounts were paid pursuant to the annual cash incentive compensation program, with amounts earned based on the achievement of certain corporate and individual performance goals. Cash incentive awards were fully vested when earned.

As discussed in greater detail in “Compensation Discussion and Analysis,” equity-based awards were granted in 2010 under the 2004 Plan and vest upon the achievement of certain material milestones related to the HEPLISAV program. Other equity-based awards were granted to Drs. Martin and Tuck during 2010 that vest in equal annual installments over four years from the date of grant, subject to continued employment, and the exercise price was the closing market price of our common stock on the grant date.

We did not pay dividends on our common stock during fiscal year 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following tables show certain information regarding outstanding equity awards for the named executive officers as of December 31, 2010. Market values and payout values in this table are calculated based on the closing market price of our common stock as reported on NASDAQ on December 31, 2010, which was $3.20.

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dino Dina, M.D.	(1)	66,666	—	$3.00	3/20/2012	—	—	—	—
	(3)	66,666	—	$3.00	3/20/2012	—	—	—	—
	(3)	33,333	—	$3.00	3/20/2012	—	—	—	—
	(3)	33,333	—	$3.00	3/20/2012	—	—	—	—
	(1)	399,999	—	$3.00	12/17/2013	—	—	—	—
	(1)	50,000	—	$7.49	1/19/2015	—	—	—	—
	(2)	100,000	—	$6.06	2/22/2016	—	—	—	—
	(2)	187,500	62,500	$6.19	2/2/2017	—	—	—	—
	(2)	50,000	50,000	$6.12	1/29/2018	—	—	—	—
	(2)	50,000	150,000	$0.54	3/9/2019	—	—	—	—
	(6)	—	150,000	$1.58	2/18/2020	—	—	—	—
	(7)	—	—	—	—	90,000	$288,000	—	—

Jennifer Lew	(5)	15,000	—	$6.65	11/30/2014	—	—	—	—
	(2)	5,000	—	$6.06	2/28/2016	—	—	—	—
	(2)	7,500	2,500	$6.12	2/4/2017	—	—	—	—
	(2)	12,500	12,500	$6.55	3/2/2018	—	—	—	—
	(4)	25,000	—	$2.33	5/4/2018	—	—	—	—
	(2)	6,250	18,750	$0.54	3/9/2019	—	—	—	—
	(6)	—	50,000	$1.58	2/18/2020	—	—	—	—

J. Tyler Martin, M.D.	(2)	75,000	225,000	$0.58	2/26/2019	—	—	—	—
	(6)	—	50,000	$1.58	2/18/2020	—	—	—	—
	(2)	—	517,244	$1.72	8/24/2020	—	—	—	—

Robert L. Coffman, Ph.D	(1)	55,555	—	$1.50	1/21/2013	—	—	—	—
	(1)	75,000	—	$7.49	1/19/2015	—	—	—	—
	(2)	50,000	—	$5.85	2/13/2016	—	—	—	—
	(2)	30,000	10,000	$6.19	2/2/2017	—	—	—	—
	(2)	37,500	37,500	$5.31	2/2/2018	—	—	—	—
	(2)	18,750	56,250	$0.54	3/9/2019	—	—	—	—
	(6)	—	100,000	$1.58	2/18/2020	—	—	—	—
	(7)	—	—	—	—	60,000	$192,000	—	—

Stephen F. Tuck, Ph.D.	(1)	50,000	—	$1.50	1/21/2013	—	—	—	—
	(1)	19,999	—	$3.00	12/17/2013	—	—	—	—
	(1)	50,000	—	$7.49	1/19/2015	—	—	—	—
	(1)	25,000	—	$6.19	2/1/2017	—	—	—	—
	(1)	37,500	—	$5.85	2/13/2016	—	—	—	—
	(2)	—	125,000	$1.98	11/11/2020	—	—	—	—
	(6)	—	50,000	$1.98	11/11/2020	—	—	—	—
	(8)	—	—	—	—	—	—	75,000	$240,000

(1)	Options vest monthly over 4 years.

(2)	Options vest annually over 4 years.

(3)	Options vest monthly over 4 years after achievement of performance goals.

(4)	Options fully vested upon second anniversary of grant date.

(5)	25% of the options vest after the first year. The remaining options vest monthly over the remaining 3 years.

(6)	Options fully vest upon achievement of certain performance conditions.

(7)	100% of stock awards will vest on the third anniversary of the award date.

(8)	100% of stock awards will vest upon achievement of certain performance conditions.

OPTION EXERCISES AND STOCK VESTED

There were no stock option exercises by our named executive officers during the fiscal year ended December 31, 2010.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR INVOLUNTARY TERMINATION

Summary of Change in Control and Involuntary Termination Arrangements.

To promote retention of certain key officers, our Board has authorized the Company to enter into Management Continuity and Severance Agreements, or Management Agreements, with each of the named executive officers. These agreements were amended in October 2008 and again in December 2010 for Ms. Lew and Dr. Coffman for compliance with applicable tax laws. Drs. Martin’s and Dina’s agreements were amended in the fall of 2010 to reflect their changing responsibilities with the Company and for compliance with applicable tax laws. Dr. Tuck entered into his Management Agreement in November 2010 in connection with his becoming an executive officer of the Company.

Change in Control.    Immediately prior to the effective date of a Change in Control and subject to the executive’s release of claims in the case of Drs. Martin and Dina, the executive shall receive accelerated vesting (full vesting for Dr. Dina and two years vesting for our other officers) of employee stock options to purchase Dynavax common stock that are held by the executive on the effective date of such Change in Control. In addition, under the terms of the RSU agreements held by our executives, all restricted stock units held by the executive on the effective date of such Change in Control will fully vest immediately on such date. The Management Agreements define a Change in Control as the occurrence of a change in the majority ownership of the voting securities of the Company, a merger that results in change in the majority ownership of the voting securities of the Company, or the sale of all or substantially all of the assets (including as part of a liquidation of the Company). The table below outlines the potential payments and benefits payable to each current named executive officer in the event of a change in control of Dynavax, as if such event had occurred as of December 31, 2010.

Name	Aggregate Number of Shares Subject to Accelerated Vesting on CIC	Value of Accelerated Stock Awards(1)
Dino Dina, M.D.	502,500	$930,000
Jennifer Lew	77,500	$114,250
J. Tyler Martin, M.D.	458,622	$856,761
Robert L. Coffman, Ph.D.	245,000	$453,750
Stephen F. Tuck, Ph.D.	187,500	$377,250

(1)

Represents the value of accelerated stock option and RSU vesting if the event took place on December 31, 2010. The value is calculated based on the “spread” between the closing price per share on December 31, 2010 of $3.20 and the exercise price of the vested awards, to the extent such vested awards were “in the money”.

Involuntary Termination in connection with a Change in Control.    In addition to the benefits described under “Change of Control” above, if, on or during the two-year period following a Change in Control, if the executive’s employment is terminated for any reason, the executive shall receive:

•	a lump-sum cash payment equal to the specified number of months (ranging from 12 to 24) of the executive’s then effective annual base salary;

•	a lump-sum cash payment equal to the executive’s target annual bonus for the year of termination;

•	continuing health insurance benefits under COBRA at the Company’s expense for up to the same number of months as the executive is receiving base salary; and

•

the extension of exercisability of all stock options to purchase the Company’s Common Stock for a period of 3 years following termination of employment (but in any event not beyond each option’s expiration date).

Dr. Dina will receive 24 months of base salary and COBRA, Dr. Martin will receive 18 months of base salary and COBRA, and our other executives will receive 12 months of base salary and COBRA. The table below outlines the potential payments and benefits payable to each named executive officer in the event of such executive’s termination in connection with a change in control of Dynavax had occurred as of December 31, 2010.

Name	Base Salary Payment	Target Bonus Payment	COBRA Premiums	Value of Accelerated Stock Awards(1)
Dino Dina, M.D.	$816,000	$244,800	$26,836	$930,000
Jennifer Lew	$214,200	$85,860	$29,395	$114,250
J. Tyler Martin, M.D.	$562,500	$206,250	$47,529	$856,761
Robert L. Coffman, Ph.D.	$320,250	$160,125	$27,890	$453,750
Stephen F. Tuck, Ph.D.	$325,000	$162,500	$18,684	$377,250

(1)

Represents the value of accelerated stock option and RSU vesting if the event took place on December 31, 2010. The value is calculated based on the “spread” between the closing price per share on December 31, 2010 of $3.20 and the exercise price of the vested awards, to the extent such vested awards were “in the money.

Involuntary Termination.    Under the terms of the Management Agreements, upon “involuntary” termination without “cause” or upon a resignation for “good reason” (as such terms are defined in the agreements), and subject to the executive’s release of claims in the case of Drs. Martin and Dina, the executive shall receive:

•	a lump-sum cash payment equal to the specified number of months (ranging from 6 to 24) of the executive’s then effective annual base salary;

•	continuing health insurance benefits under COBRA at the Company’s expense for up to the same number of months as the executive is receiving base salary;

•

accelerated vesting (full vesting for Dr. Dina, 12 months of vesting for Dr. Martin, and 6 months of vesting for our other officers) of employee stock options to purchase Dynavax common stock that are held by the executive on the effective date of termination; and

•	for Dr. Dina up to 3 years to exercise vested options.

Dr. Dina will receive 24 months of base salary and COBRA, Dr. Martin will receive 12 months of base salary and COBRA, and our other executives will receive 6 months of base salary and COBRA. The table below outlines the potential payments and benefits payable to each named executive officer in the event of such executive’s involuntary termination had occurred as of December 31, 2010.

Name	Base Salary Payment	Target Bonus Payment	COBRA Premiums	Value of Accelerated Stock Awards(1)
Dino Dina, M.D.	$816,000	$—	$26,836	$930,000
Jennifer Lew	$107,100	$—	$19,694	$16,625
J. Tyler Martin, M.D.	$375,000	$—	$35,197	$387,880
Robert L. Coffman, Ph.D.	$160,125	$—	$19,211	$49,875
Stephen F. Tuck, Ph.D.	$162,500	$—	$14,608	$—

(1)

Represents the value of accelerated stock option and RSU vesting if the event took place on December 31, 2010. The value is calculated based on the “spread” between the closing price per share on December 31, 2010 of $3.20 and the exercise price of the vested awards, to the extent such vested awards were “in the money”.

DIRECTOR COMPENSATION

CASH COMPENSATION ARRANGEMENTS

Pursuant to our compensation program for non-employee directors, during 2010 each member of our Board who was not an employee or officer of the Company received the following cash compensation for Board services:

•	A $30,000 annual retainer for service as chairman of the Board;

•	A $20,000 annual retainer for service as a member of the Board; and

•	$2,000 for each Board of Directors meeting attended in person or $500 for each Board of Directors meeting attended by telephone.

During 2010 each member of our Board who was not an employee or officer of the Company received the following cash compensation for committee services, as applicable:

•

The Chairman of the Audit Committee shall receive an annual retainer of $15,000. Each member of the Audit Committee shall receive a fee of $1,500 for each committee meeting attended in person or $500 for each committee meeting attended by telephone.

•

The Chairman of the Compensation Committee shall receive an annual retainer of $6,000. Each member of the Compensation Committee shall receive a fee of $1,000 for each committee meeting attended in person or $500 for each committee meeting attended by telephone.

•

The Chairman of the Nominating and Governance Committee shall receive an annual retainer of $3,000. Each member of the Nominating and Governance Committee shall receive a fee of $1,000 for each committee meeting attended in person or $500 for each committee meeting attended by telephone.

In February 2011, our Compensation Committee and Board reviewed our compensation levels and equity grant practices and those of our peer group companies for non-employee directors. Based on this review, the Compensation Committee and Board revised the cash compensation arrangement for non-employee directors set forth above, effective February 15, 2011, as follows:

•	A $50,000 annual retainer for service as chairman of the Board; and

•	A $30,000 annual retainer for service as a member of the Board.

•

Such annual retainers are inclusive of 5 scheduled meetings. In the event there are more than five Board meetings in the calendar year, each non-employee director attending the meeting in person will receive a fee of $2,000 per meeting or $500 per meeting if attending by telephone.

The annual retainers and fees for committee services remain the same. We reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and committees of our Board.

EQUITY AWARDS

Pursuant to our compensation program for non-employee directors, each director and the chairman of the Board receive an initial equity award (“Initial Grant”) consisting of a non-qualified stock option to purchase 20,000 shares and 30,000 shares, respectively, of Dynavax common stock upon the date each such person is elected or appointed to the Board.

In addition, on the date of each annual meeting of the Company’s stockholders, each non-employee director receives a subsequent equity award (“Subsequent Grant”) consisting of a non-qualified stock option to purchase 10,000 shares of Dynavax common stock. Based on the non-employee director’s election date, the first subsequent grant shall be reduced to 7,500 shares if the service period from the election date to the annual meeting is between 7 and 10 months, 5,000 shares if the service period from the election date to the annual meeting is between 4 and 7 months, and 2,500 shares if the service period from the election date to the annual meeting is between 1 and 4 months.

Each Initial Grant will vest in equal annual installments over 4 years on the anniversary of the grant date. Each Subsequent Grant will vest in full on the one year anniversary of the grant date. The exercise price per share of each Initial Grant and Subsequent Grant shall be one hundred percent of the fair market value per share on the date of grant.

CONSULTING ARRANGEMENTS

During 2010, in connection the promotion of Dr. Martin to President and the delegation of duties to him from Dr. Dina, the Company entered into a consulting arrangement with Mr. Kessel and Dr. Cano to assist and advise the executives during the transition of organizational change. Mr. Kessel and Dr. Cano were each eligible to receive $10,000 for their services.

DIRECTOR COMPENSATION TABLE

The following table shows for the fiscal year ended December 31, 2010 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)(3)	All Other Compensation		Total
Arnold L. Oronsky, Ph.D.	$53,500	$16,994	$—		$70,494
Nancy L. Buc, Esq.(4)	$29,000	$16,994	$—		$45,994
Francis R. Cano, Ph.D.	$35,000	$8,497	$10,000	(5)	$53,497
Dennis Carson, M.D.	$32,000	$16,994	$—		$48,994
Denise M. Gilbert, Ph.D.	$56,500	$16,994	$—		$73,494
Mark Kessel	$35,500	$8,497	$10,000	(6)	$53,997
Daniel Kisner, M.D.(7)	$22,000	$36,448	$—		$58,448
David M. Lawrence, M.D.(8)	$19,500	$16,994	$—		$36,494
Peggy V. Phillips	$47,000	$16,994	$—		$63,994
Stanley A. Plotkin, M.D.	$28,500	$16,994	$—		$45,494

(1)	Consists of fees earned for Board and committee meeting attendance as described above.

(2)

Represents the aggregate grant date fair value of option awards granted in the fiscal year in accordance with FASB ASC Topic 718. See note 13 of our “Notes to consolidated financial statements” in our annual report on Form 10-K filed with the SEC on March 11, 2011 for a discussion of assumptions we made in determining the compensation costs included in this column.

(3)

As of December 31, 2010, each non-employee director held stock options to purchase the following numbers of shares of our common stock: Dr. Oronsky held options to purchase 80,000 shares of our common stock; Dr. Cano held options to purchase 25,000 shares of our common stock; Dr. Carson held options to purchase 70,000 shares of our common stock; Dr. Gilbert held options to purchase 80,000 shares of our common stock; Mr. Kessel held options to purchase 25,000 shares of our common stock; Dr. Kisner held options to purchase 20,000 shares of our common stock; Ms. Phillips held options to purchase 57,500 shares of our common stock; and Dr. Plotkin held options to purchase 70,000 shares of our common stock. In addition, Ms. Buc and Dr. Lawrence held options to purchase zero shares of our common stock as of December 31, 2010.

(4)	Ms. Buc resigned effective as of August 11, 2010.

(5)	This amount reflects payments to Dr. Cano under his consulting arrangement with us for consulting services performed in 2010.

(6)	This amount reflects payments to Mr. Kessel under his consulting arrangement with us for consulting services performed in 2010.

(7)	Dr. Kisner was appointed to the Board on July 22, 2010. Upon his appointment, he was automatically granted a stock option to purchase 20,000 shares, with an aggregate grant date fair value of $36,448.

(8)	Dr. Lawrence resigned effective as of May 31, 2010.

CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

During 2008, we transferred from the Nasdaq Global Stock Market to the Nasdaq Capital Market. As required under the Nasdaq Capital Market, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Phillips as well as Drs. Carson, Cano, Gilbert, Kisner, Oronsky and Plotkin. The Board also affirmatively determined that the following former directors were independent within the meaning of the applicable NASDAQ listing standards: Ms. Buc and Dr. Lawrence. In making these determinations, the Board found that none of these directors, nominees for director or former directors had a material or other disqualifying relationship with the Company.

In determining the independence of Dr. Cano, the Board took into account our consulting arrangement with him, which is described under “Director Compensation”. In 2010, Dr. Cano received consulting fees of $10,000 pursuant to such arrangement, which is significantly below the $120,000 threshold contained in the NASDAQ listing standards. Our Board does not believe that this consulting arrangement interferes with Dr. Cano’s exercise of independent judgment in carrying out his responsibilities as a director.

In determining the independence of Dr. Carson, the Board took into account his role as the university-nominated representative on the evaluation committee to oversee aspects of the agreement between the Regents of the University of California and Dynavax and determined that this relationship would not interfere with Dr. Carson’s exercise of independent judgment in carrying out his responsibilities as a director.

In determining the independence of Dr. Lawrence, the Board acknowledged that, prior to his election to the Board in December 2006, the Company had entered into a one year consulting arrangement with Dr. Lawrence as of November 1, 2006 pursuant to which Dr. Lawrence agreed to provide strategic and business advice. In consideration for these services, Dr. Lawrence received 50,000 stock options and consulting fees at a daily rate of $3,000 for meetings and travel. The total cash value of the agreement was not to exceed $50,000. All 50,000 stock options were subject to performance-based vesting requirements dependent upon the achievement of specified corporate partnering objectives. The consulting agreement expired upon Dr. Lawrence’s appointment to our Board in December 2006. The Board did not believe that this relationship would interfere with Dr. Lawrence’s exercise of independent judgment in carrying out his responsibilities as a director.

Dr. Dina, our CEO, and Dr. Martin, our President, are not independent directors by virtue of their employment with the Company. Mark Kessel, Partner of Symphony Capital LLC, is not an independent director due to his designation by and affiliation with the Company via Symphony Capital’s ownership of approximately 11% of the Company’s outstanding common stock.

BOARD LEADERSHIP STRUCTURE

Our Board is currently chaired by Dr. Oronsky. The duties of the chairman include presiding over all meetings of the Board; preparing the agenda for Board meetings in consultation with the Chief Executive Officer, President and other members of our Board; calling and presiding over meetings of independent directors; and managing the Board’s process for annual director self-assessment and evaluation of the Board, Chief Executive Officer and President. Accordingly, the chairman has substantial ability to shape the work of our Board. Our

Board believes that separation of the positions of chairman and Chief Executive Officer reinforces the independence of our Board in its oversight of our business and affairs. In addition, such separation helps create an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of our Company and its stockholders.

Our Board also believes there may be advantages to having an independent chairman for matters such as communications and relations between our Board, the Chief Executive Officer, President and other senior management and in assisting our Board in reaching consensus on particular strategies and policies. Having a chairman separate from the Chief Executive Officer also allows the chairman to focus on assisting the Chief Executive Officer, President and other senior management in seeking and adopting successful business strategies and risk management policies and in making successful choices in management succession. The Board also believes that it is advantageous to have a chairman with extensive history with and knowledge of our Company.

BOARD’S ROLE IN RISK OVERSIGHT

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing our Company. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee has the responsibility to oversee our major financial risk exposures and the steps our management has taken to monitor and control these exposures as well as oversight of our enterprise risk management program. The Audit Committee also monitors compliance with legal and regulatory requirements, oversees the performance of our internal audit function and approves or disapproves any related-persons transactions. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

Our Board met 12 times during fiscal year 2010. Dr. Plotkin attended 8 of the Board meetings held in 2010. All other Board members attended 75% or more of the aggregate of the meetings of the Board and of the committees, on which the member served, held during the period of services as a director or committee member.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The following table provides membership and meeting information for fiscal 2010 for each of the Board committees:

Name	Audit		Compensation		Nominating
Nancy L. Buc, Esq.(1)			X	*
Francis R. Cano, Ph.D.(2)			X
Denise M. Gilbert, Ph.D.	X	*
Mark Kessel(3)					X
Daniel Kisner, M.D.(4)			X		X	*
Peggy V. Phillips	X		X	*
Arnold L. Oronsky, Ph.D.(5)	X				X	*
David M. Lawrence, M.D.(6)			X

Total Members(7)	3		3		1
Total Meetings	7		9		0

*	Committee Chairperson

(1)	On August 11, 2010, Ms. Buc resigned from the Board and as chairperson of the Compensation Committee.

(2)	On February 15, 2011, Dr. Cano was appointed as a member of the Compensation Committee.

(3)	On February 15, 2011, Mr. Kessel was appointed as a member of the Nominating and Governance Committee.

(4)	On July 22, 2010, Dr. Kisner was appointed as a member of the Compensation Committee. On February 15, 2011, Dr. Kiser was appointed as the chairman of the Nominating Committee.

(5)	On February 15, 2011, Dr. Oronsky resigned from the Nominating and Governance Committee and from his role as chairman of the committee.

(6)	On May 31, 2010, Dr. Lawrence resigned as a member of the Compensation Committee.

(7)	As of December 31, 2010.

Below is a description of each committee of our Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board has determined that each member of each committee meets the applicable NASDAQ listing standards and related rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board, or Audit Committee, is composed of three directors: Dr. Gilbert (Chairperson), Dr. Oronsky and Ms. Phillips. In addition to determining that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards), the Board determined that Dr. Gilbert qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Dr. Gilbert’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee operates under a written charter that is available on the Company’s website at http://investors.dynavax.com/governance.cfm.

Among other things, the charter specifically requires our Audit Committee to:

•	review and monitor the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of the Company’s financial statements;

•	appoint, compensate, and oversee the work of the Company’s independent registered public accounting firm;

•	approve and monitor all audit and non-audit services performed by the Company’s independent registered public accounting firm;

•	investigate, review and report the propriety and ethical implications of any transactions between the Company and any related persons;

•	consult and discuss with management and the independent registered public accounting firm regarding the effectiveness of the Company’s internal controls over financial reporting;

•

establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review and evaluate the Company’s accounting principles and systems of internal controls; and

•

review and discuss the disclosure of the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young, the Company’s independent registered public accounting firm, is responsible for auditing or reviewing those financial statements. The Audit Committee monitors and reviews these processes.

Report of the Audit Committee of the Board of Directors

During 2010, the Audit Committee met on seven occasions. We also met periodically throughout the year in executive sessions with Ernst & Young, without the presence of the Company’s management. During the course of these meetings, and at other times during 2010, we:

•

discussed with management and Ernst & Young management’s continued testing and evaluation of its system of internal control over financial reporting. We also reviewed Ernst & Young’s Report of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K, or Annual Report, related to its audit of the effectiveness of the Company’s internal control over financial reporting;

•

reviewed and discussed with management and Ernst & Young the annual audited financial statements before filing the Company’s Annual Report with the SEC, addressing the acceptability of the Company’s accounting principles and such other matters as the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T, requires us to discuss, and recommended to the Board that the financial statements should be included in the Annual Report;

•

reviewed and discussed with management and Ernst & Young the Company’s quarterly unaudited financial statements before the issuance of its quarterly financial results press releases and the filing of its Quarterly Reports on Form 10-Q with the SEC;

•

discussed with management and Ernst & Young significant financial reporting matters, including liquidity and capital requirements, the accounting for significant transactions such as revenue and financing arrangements, variable interest entities, clinical trial accruals, operating leases, and stock-based compensation;

•	appointed and oversaw the work and compensation of Ernst & Young;

•

reviewed and provided guidance with respect to the external audit and the Company’s relationship with Ernst & Young by (1) reviewing Ernst & Young’s proposed audit scope, approach, compensation and independence; (2) obtaining statements from Ernst & Young regarding relationships and services with the Company which may impact independence as required by Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence”; (3) discussing with Ernst & Young the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and whether there were disagreements with management; and (4) obtaining assurance from Ernst & Young that the requirements of Section 10A of the Exchange Act have been met;

•

received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with us concerning independence, and discussed with Ernst & Young their independence; and

•	reviewed, in conjunction with the Company’s legal counsel, all legal matters that could have a significant impact on the Company’s financial statements or compliance policies.

Based on our reviews and discussions as described above, and based on the report of Ernst & Young, we recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2010, filed with the SEC. We also recommended to the Board, and the Board approved, that Ernst & Young be appointed as the Company’s independent registered public accounting firm for 2011. In making this recommendation, we considered whether Ernst & Young’s provision of services other than audit services is compatible with maintaining independence of our independent registered public accounting firm. Although we have the sole authority to appoint the independent registered public accounting firm, we continued the long-standing practice of recommending that the Board ask the stockholders at their Annual Meeting to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm.

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Dr. Denise M. Gilbert, Chairperson

Dr. Arnold L. Oronsky

Ms. Peggy V. Phillips

Compensation Committee

Our Compensation Committee is composed of three directors: Ms. Phillips (Chairperson) and Drs. Kisner and Cano. Ms. Buc and Dr. Lawrence served as members of the Compensation Committee until their respective resignations from the Board in August 2010 and May 2010. Dr. Kisner joined the Compensation Committee in August 2010. Dr. Cano joined the Compensation Committee in February 2011. All members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards), are “outside directors” for purposes of Section 162(m) of the Code and are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs. The Compensation Committee operates under a written charter that is available on the Company’s website at http://investors.dynavax.com/governance.cfm.

Among other things, the charter specifically requires our Compensation Committee to:

•

annually review and approve the Company’s corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of such goals and objectives, and set the CEO’s compensation level based on this evaluation;

•	annually review and make recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•

administer the Company’s incentive compensation plans and equity-based plans as in effect and as adopted from time to time by the Board provided that the Board shall retain the authority to interpret such plans; and

•

annually review and approve for the Company’s executive officers: i) annual base salary levels; ii) annual incentive compensation levels; iii) long-term incentive compensation levels; iv) employment agreements, severance agreements, and change of control agreements/provisions, in each case as, when and if appropriate; and v) any supplemental or special benefits.

Under its charter, our Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2011, our Compensation Committee authorized a subcommittee, currently composed of Drs. Dina and Martin, to which it delegated authority to grant, without any further action required by our Compensation Committee, stock options or restricted stock to employees and consultants who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-executive employees and consultants, particularly new employees, within specified limits approved by our Compensation Committee.

Report of the Compensation Committee of the Board of Directors

During 2010, our Compensation Committee met nine times to review new disclosure and certification requirements regarding executive compensation and discuss our current compensation practices. During the course of these meetings, we:

•	assessed the achievement of corporate goals as they related to executive compensation during the first quarter of the year;

•	reviewed and recommended to the Board annual compensation, bonus payment and equity incentive awards to Dr. Dina;

•	reviewed and recommended to the Board cash and equity-based compensation for Dr. Martin in connection with his promotion to President;

•	approved performance and related compensation payments to the Company’s other named executive officers, including annual compensation, bonus payments and equity incentive awards;

•

reviewed the terms of employment or service, including severance and change-in-control arrangements, of the Company’s named executive officers in light of changes in federal income tax provisions and current legislation governing corporate pay practices;

•	reviewed and adopted a new equity compensation plan (approved by the Company’s stockholders in January 2011); and

•	approved an aggregate limit on options subject to grant by Drs. Dina and Martin based on approved hiring plans and ranges of grants for prospective hires and consultants.

In early 2011, the Compensation Committee discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Ms. Peggy V. Phillips, Chairperson

Dr. Francis Cano

Dr. Daniel Kisner

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board during the fiscal year ended December 31, 2010 were Dr. Kisner and Ms. Phillips. Ms. Buc and Dr. Lawrence served as members of the Compensation Committee until their respective resignations from the Board in August 2010 and May 2010. None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during the fiscal year ended December 31, 2010. None of our named executive officers currently serve, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board or Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board, or Nominating and Governance Committee, consisted of Dr. Oronsky through February 15, 2011. On February 15, 2011, Dr. Kisner and Mr. Kessel were appointed to and Dr. Oronsky resigned from the committee. The Nominating and Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors and identifying with the CEO candidates for appointment or election to the Board. In the case of a new director candidate, the Nominating and Governance Committee also determines whether the nominee is independent based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Among the qualifications to be considered in the selection of candidates are broad experience in business, finance or administration, familiarity with the Company’s industry, and prominence and reputation. Since prominence and reputation in a particular profession or field of endeavor are what bring most persons to the Board’s attention, there is further consideration of whether the individual has the time available to devote to the work of the Board and one or more of its committees. The committee also considers diversity in identifying nominees. The Nominating and Governance Committee did not meet during the fiscal year. The Nominating and Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at http://investors.dynavax.com/governance.cfm.

At this time, the Nominating and Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with our Board by directing comments, concerns, and questions to the Corporate Secretary at Dynavax Technologies Corporation, 2929 Seventh Street Suite 100, Berkeley, CA 94710. Communications will be distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be filtered, including product complaints or inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, or business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-employee director upon request. Stockholders may also communicate with our Board of Directors as a group through our website at http://investors.dynavax.com/contactBoard.cfm. All communications directed to the Audit Committee in accordance with our whistleblower policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the chairperson of the Audit Committee. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent.

TRANSACTIONS WITH RELATED PERSONS

It is the Company’s policy that the Audit Committee investigate, review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Audit Committee by management, the independent auditors, employees, officers, members of the Board or otherwise, between (a) Dynavax and (b) any employee, officer or member of the Board of Dynavax, or any affiliates of the foregoing.

We have entered into indemnity agreements with each of our officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law.

We are party to a Corporate Governance Agreement, dated December 30, 2009, with Symphony Dynamo Holdings LLC, or Holdings. For as long as Holdings and its affiliates, which include Symphony Capital Partners LLC, or Symphony, beneficially own 10% or more of our outstanding common stock, we agreed to use our commercially reasonable efforts to cause to be elected and remain as directors on our Board one individual designated by Holdings and a second individual who shall be an independent third party designated by Holdings and reasonably acceptable to us. Holdings designated Mark Kessel, a partner of Symphony, as its designee and Mr. Kessel has been appointed to our Board. Holdings designated Daniel Kisner as the independent third party, and Dr. Kisner has been appointed to our Board.

On April 12, 2010, the Company completed an underwritten offering. As a result of this offering, pursuant to the terms of the Company’s Amended and Restated Purchase Option Agreement with Symphony entered into in November 2009, Symphony and certain related investors received an additional 1.1 million shares of common stock and new warrants to purchase 7 million shares of common stock having the same terms as the warrants sold in the offering. The warrants to purchase 2 million shares of common stock previously issued to Symphony and its related investors in connection with the Amended and Restated Purchase Option Agreement were cancelled.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2010, such SEC filing requirements were satisfied.

CODE OF ETHICS

We have adopted the Dynavax Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics is available upon written request. We will provide a written copy of the Dynavax Code of Business Conduct and Ethics to anyone without charge, upon request written to Dynavax Technologies Corporation, Attention: Jennifer Lew, 2929 Seventh Street, Suite 100, Berkeley, CA 94710-2753, (510) 848-5100. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. There have been no waivers to the Code of Business Conduct and Ethics as of March 15, 2011.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2011 by: (i) each director and nominee for director; (ii) the Company’s CEO, Principal Financial Officer and its three other most highly compensated executive officers during the year ended December 31, 2010, or the named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Name and Address of Beneficial Owner	Number of Shares(2)	Percent of Shares Beneficially Owned(3)
Federated Investment Management Co.(4)	24,595,668	20.6%
Federated Investors Tower
Pittsburgh, PA 15222-3779
FMR LLC(5)	13,744,100	11.9%
82 Devonshire Street
Boston, MA 02109
Symphony Capital Partners, LP(6)	13,547,148	11.2%
875 Third Avenue
New York, NY 10022
Great Point Partners LLC(7)	9,294,000	7.8%
165 Mason Street, 3rd Floor
Greenwich, CT 06830
BlackRock Inc.(8)	8,579,064	7.4%
40 East 52nd Street
New York, NY 10022
Vivo Ventures(9)	7,746,000	6.5%
575 High Street, Suite 201
Palo Alto, CA 94301

Named Executive Officers and Directors(1)
Dino Dina, M.D.(10)	1,616,484	1.4%
Jennifer Lew(11)	88,582	*
J. Tyler Martin, M.D.(12)	150,000	*
Robert L. Coffman, Ph.D.(13)	354,749	*
Stephen F. Tuck, Ph.D.(14)	215,832	*
Arnold L. Oronsky, Ph.D.(15)	664,323	*
Dennis Carson, M.D.(16)	138,119	*
Peggy V. Phillips(17)	102,500	*
Denise M. Gilbert, Ph.D.(18)	80,000	*
Stanley A. Plotkin, M.D.(19)	70,000	*
Daniel Kisner, M.D.	—	*
Francis R.Cano, Ph.D.(20)	10,000	*
Mark Kessel(21)	13,557,148	11.3%
All executive officers and directors as a group (13 persons)(22)	17,047,737	13.9%

*	Less than one percent.

(1)	The address of each of the named executive officers and directors is c/o Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, California 94710.

(2)

To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(3)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to the securities. Shares of our common stock subject to options currently exercisable or that will become exercisable within 60 days after March 15, 2011 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Applicable percentages are based on 116,013,519 shares of our common stock outstanding as of March 15, 2011, adjusted as required by the rules of the Securities and Exchange Commission.

(4)

Based on a Schedule 13F filed by Federated Investors, Inc. on February 8, 2011 with the SEC. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in the Company. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Investors, Inc. (“the Parent”). All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). Consists of (i) 14,188,666 shares of our common stock held by Federate Equity Management Company of Pennsylvania, an Investment Adviser to certain funds owned by Federated Investors, Inc and a wholly owned subsidiary of Federated Investors, Inc., (ii) 6,965,334 shares of our common stock held by Federated Global Investment Management Corp., the Investment Adviser to certain international Federated Funds and certain international private investment accounts and a wholly-owned subsidiary of Federated Investors, Inc., (iii) 2,750,000 shares of common stock issuable upon exercise of warrants outstanding held by Federated Kaufmann Fund, a portfolio of Federated Equity Funds, (iv) 71,998 shares of common stock issuable upon exercise of warrants outstanding held by Federated Kaufmann Fund II, a portfolio of Federated Insurance Series, (v) 446,014 shares of common stock issuable upon exercise of warrants outstanding held by Federated Kaufmann Small Cap Fund, a portfolio of Federated Equity Funds, and (vi) 173,656 shares of common stock issuable upon exercise of warrants outstanding held by American Skandia Trust, Federated Aggressive Growth Portfolio. The address of the principal business and office of Federated Investors, Inc. and its affiliates is Federated Investors Towers, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.

(5)

Based on a Schedule 13G filed by FMR, LLC, on January 10, 2011 with the SEC. Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,743,660 shares of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson III and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 13,743,660 shares owned by the Funds. Members of the family of Edward C. Johnson III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 440 shares or 0.000% of the outstanding Common Stock of the Company as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 440 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. The address of the principal business and office of FMR, LLC, 82 Devonshire Street, Boston, MA, 02109.

(6)

Indicates 8,565,787 shares of common stock directly owned by Symphony Capital Partners, L.P. (“Symphony Capital Partners”), 4,282,895 shares of common stock issuable upon exercise of warrants outstanding held by Symphony Capital Partners, 465,644 shares of common stock directly owned by Symphony Strategic Partners, LLC (“Symphony Strategic Partners”), 232,822 shares of common stock issuable upon exercise of warrants outstanding held by Symphony Strategic Partners, and options to purchase 10,000 shares of common stock exercisable within 60 days of March 15, 2011 held by Mark Kessel personally. Mr. Kessel is a Managing Member of Symphony GP LLC, which is the general partner of Symphony Capital GP, L.P., which is the general partner of Symphony Capital Partners, L.P., and is also a Managing Member of Symphony Strategic Partners LLC.

(7)

Based on a Schedule 13G filed by Dr. Jeffrey R. Jay, M.D., as the senior managing member investment manager for Great Point Partners, LLC, a limited liability company organized under the laws of the State of Delaware, on February 14, 2011 with the SEC. Consists of 1,954,065 shares owned by Biomedical Value Fund, LP (“BVF”), 1,906,404 shares owned by Biomedical Offshore Value Fund, Ltd. (“BOVF”), 905,542 shares owned by Biomedical Institutional Value Fund, LP (“BIVF”), 467,341 shares owned by Lyrical Multi-Manager Fund, LP (“Lyrical”), 778,903 shares owned by Class D Series of GEF-PS, LP (“GEF-PS”), 25,963 shares owned by David J. Morrison (“Morrison”), 155,782 shares owned by WS Investments III, LLC (“WS”), 807,308 shares underlying warrants held by BVF, 1,154,672 shares underlying warrants held by BOVF, 423,334 shares underlying warrants held by BIVF, 233,897 shares underlying warrants held by Lyrical, 389,829 shares underlying warrants held by GEF-PS, 12,994 shares underlying warrants held by Morrison and 77,966 shares underlying warrants held by WS. The address of the principal business and office of Great Point Partners, LLC and its affiliates is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(8)

Based on a Schedule 13G filed by BlackRock, Inc., a corporate duly organized under the laws of the State of Delaware, on February 4, 2011 with the SEC. The address of the principal business and office of BlackRock, Inc., and its affiliates is 40 East 52nd Street, New York, NY 10022.

(9)

Consists of 4,149,094 shares of common stock owned by Vivo Fund VI, 30,396 shares of common stock owned by Vivo VI Affiliates Fund, 973,090 shares of common stock owned by Vivo V, 11,420 shares of common stock owned by Vivo V Affiliates Fund, 2,074,547 shares of common stock issuable upon the exercise of warrants held by Vivo Fund VI, 15,198 shares of common stock issuable upon exercise of warrants held by Vivo VI Affiliates Fund, 486,545 shares of common stock issuable upon exercise of warrants held by Vivo V and 5,710 shares of common stock issuable upon exercise of warrants held by Vivo V Affiliates Fund. Vivo VI is the general partner of Vivo Fund VI and Vivo VI Affiliates Fund. Accordingly, Vivo VI may be deemed to have indirect beneficial ownership of our common stock directly owned by Vivo Fund VI and Vivo VI Affiliates Fund. Vivo V is the general partner of both Vivo Fund V and Vivo V Affiliates Fund. Accordingly, Vivo V may be deemed to have indirect beneficial ownership of shares in our common stock directly owned by Vivo Fund V and Vivo V Affiliates Fund.

(10)

Consists of (i) 203,214 shares held by the Dino Dina 1999 Revocable Trust, of which Dr. Dina is trustee, (ii) 33,273 shares purchased through the employee stock purchase plan, (iii) 170,000 shares owned directly by Dr. Dina, (vi) 35,000 shares of common stock issuable upon exercise of warrants outstanding held by Dr. Dina and (v) options to purchase 1,174,997 shares of common stock exercisable within 60 days of March 15, 2011.

(11)	Consists of 2,332 shares purchased through the employee stock purchase plan and options to purchase 86,250 shares of common stock exercisable within 60 days of March 15, 2011.

(12)	Consists of options to purchase 150,000 shares of common stock exercisable within 60 days of March 15, 2011.

(13)	Consists of 40,444 shares of common stock owned directly by Dr. Coffman and options to purchase 314,305 shares of common stock exercisable within 60 days of March 15, 2011.

(14)	Consists of 33,333 shares of common stock owned directly by Dr. Tuck and options to purchase 182,499 shares of common stock exercisable within 60 days of March 15, 2011.

(15)

Consists of (i) options to purchase 80,000 shares of common stock exercisable within 60 days of March 15, 2011 and (ii) 584,323 shares held by InterWest Partners V L.P. Mr. Oronsky is a general partner of the general partner of InterWest Partners V L.P. and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(16)	Consists of 68,119 shares of common stock owned directly by Dr. Carson and options to purchase 70,000 shares of common stock exercisable within 60 days of March 15, 2011.

(17)	Consists of 45,000 shares of common stock owned directly by Ms. Phillips and options to purchase 57,500 shares of common stock exercisable within 60 days of March 15, 2011.

(18)	Consists of options to purchase 80,000 shares of common stock exercisable within 60 days of March 15, 2011.

(19)	Consists of options to purchase 70,000 shares of common stock exercisable within 60 days of March 15, 2011.

(20)	Consists of options to purchase 10,000 shares of common stock exercisable within 60 days of March 15, 2011.

(21)

Includes the shares of common stock and shares of common stock issuable upon the exercise of warrants detailed in Note (6) above. Also includes options to purchase 10,000 shares of common stock exercisable within 60 days of March 15, 2011.

(22)

Total number of shares includes 10,211,469 shares of common stock in aggregate held as of March 15, 2011 by our executive officers and directors and entities affiliated with such executive officers and directors. Also includes options to purchase 2,285,551 shares of common stock exercisable within 60 days of March 15, 2011, 35,000 shares of common stock issuable upon exercise of warrants outstanding held directly by Dr. Dina and 4,515,717 shares of shares of common stock issuable upon exercise of warrants outstanding held by Symphony Capital Partners and Symphony Strategic Partners

PERFORMANCE GRAPH

The chart below compares total stockholder return on an investment of $100 in cash on February 19, 2004, the date our common stock first started trading on NASDAQ, for: our common stock, The NASDAQ Stock Market (U.S. companies), and the NASDAQ Pharmaceutical Preparation Index. All values assume reinvestment of the full amount of all dividends.

Note: Dynavax management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2011 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Michael S. Ostrach
Michael S. Ostrach
Secretary

May 2, 2011

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2010 is available without charge upon written request to: Secretary, Michael S. Ostrach, Dynavax Technologies Corporation, 2929 Seventh Street, Suite 100, Berkeley, CA 94710.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time on May 31, 2011 the day prior to the stockholder meeting date.

DYNAVAX TECHNOLOGIES CORPORATION

INTERNET http://www.proxyvoting.com/dvax

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

96608

FOLD AND DETACH HERE

Please mark your votes as indicated in this example X

The Board of Directors recommends a vote FOR the listed nominees.

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

1. Election of the II Class Directors Nominees:

01 Daniel Kisner, M.D.

02 J. Tyler Martin, M.D.

03 Stanley A. Plotkin, M.D.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a vote FOR Proposal 2.

FOR AGAINST ABSTAIN

2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement.

The Board of Directors recommends a vote for “EVERY THREE YEARS” for Proposal 3.

Every 3 Years Every 2 Years Every Year Abstain

3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

The Board of Directors recommends a vote FOR Proposal 4.

FOR AGAINST ABSTAIN

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The 2011 Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.dynavax.com/2011proxy.htm

FOLD AND DETACH HERE

Dynavax Technologies Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNAVAX TECHNOLOGIES CORPORATION

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

June 1, 2011

The undersigned stockholder of DYNAVAX TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 2, 2011, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and hereby appoints Dino Dina, M.D. and Jennifer Lew, or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of the Company to be held on June 1, 2011 at 9:00 a.m., Pacific Time, at the Company’s offices at 2929 Seventh Street, Suite 100, Berkeley, California, and at any postponement or adjournment thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE ELECTION OF THE CLASS II DIRECTORS, (2) THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE PROXY STATEMENT, (3) TO INDICATE, ON AN ADVISORY BASIS, THE PREFERRED FREQUENCY OF EVERY THREE YEARS FOR STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND (4) THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 96608